Exhibit 10.6

Distribution Agreement

by and between

Fresenius Medical Care Holdings, Inc.

and

Humacyte, Inc.

June 25, 2018

SCHEDULES

Schedule 9.4.2	[***]
Schedule 10.1	COGS
Schedule 14.2.1	Humacyte Patents
Schedule 14.2.1	Humacyte In-Licenses

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (this “Agreement”), entered into as of June 25, 2018 (the “Effective Date”), is entered into by and among Fresenius Medical Care Holdings, Inc., a corporation organized and existing under the Laws of the State of New York (“Fresenius”), and Humacyte, Inc., a corporation organized and existing under the Laws of the State of Delaware (“Humacyte”). Fresenius and Humacyte are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, Fresenius, together with its Affiliates, is the world’s leading provider of products and services for people with chronic kidney failure;

WHEREAS, Humacyte owns or controls proprietary technology for developing human, tissue-based investigational products, including human acellular vessels for use in vascular access or replacement;

WHEREAS, on or about the Effective Date, Fresenius purchased shares of Humacyte Series D Preferred Stock; and

WHEREAS, Fresenius desires to obtain, and Humacyte desires to grant to Fresenius, certain rights regarding the Distribution Product, all on the terms set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1. DEFINITIONS.

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, will have the respective meanings set forth below:

“AAA” means the American Arbitration Association.

“Accounting Standards” means GAAP, with respect to Humacyte, and IFRS, with respect to Fresenius, and GAAP or IFRS, as applicable, with respect to any Related Party, in each case, as generally and consistently applied throughout the Party’s or Related Party’s organization. Each Party will promptly notify the other in the event that it changes the Accounting Standards pursuant to which its records are maintained; provided, however, that each Party may only use internationally recognized accounting principles (e.g., IFRS, GAAP, etc.).

“Acquirer” means, collectively, with respect to the acquisition of a Party by a Third Party, a Third Party referenced in the definition of Change of Control and such Third Party’s Affiliates, other than the applicable Party in the definition of Change of Control and such Party’s Affiliates (determined as of immediately prior to the closing of such Change of Control).

“Additional Product Distribution Agreements” means all distribution agreements entered into by and between the Parties under which Humacyte grants Fresenius exclusive worldwide distribution rights with respect to any Additional Products; any such agreement to include product-specific market terms for each such product, including the amount to be paid by Fresenius to Humacyte for each unit of such product and the branding to be used therefor.

“Additional Product Negotiation Notice” means a notice delivered by Humacyte to Fresenius and in which Humacyte indicates it is triggering an Additional Product Negotiation Period.

“Additional Product Negotiation Period” means, on an Additional Product-by-Additional Product basis, the period beginning on the date Fresenius receives an Additional Product Negotiation Notice and continuing until the date [***].

“Additional Products” means, other than the Distribution Product, human acellular vessel products (regardless of diameter, length or curvature) Controlled by Humacyte or, subject to Section 18.1.2.2, any of its Affiliates.

“Affiliate” means, with respect to a Person, any other Person that controls, is controlled by, or is under common control with such Person. For purposes of this Agreement, a Person will be deemed to control another Person if it owns or controls, directly or indirectly, more than fifty percent (50%) of the equity securities of such other Person entitled to vote in the election of directors (or, in the case that such other Person is not a corporation, for the election of the corresponding managing authority), or otherwise has the power to direct the management and policies of such other Person. The Parties acknowledge that in the case of certain entities organized under the Laws of certain countries outside the United States, the maximum percentage ownership permitted by Law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage will be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

“Agreement” has the meaning set forth in the Preamble.

“Audited Party” has the meaning set forth in Section 10.2.4.

“Auditing Party” has the meaning set forth in Section 10.2.4.

“Auditor” has the meaning set forth in Section 10.2.4.

“Bankrupt Party” has the meaning set forth in Section 12.4.

“Bankruptcy Code” means Title 11, United States Code, as amended, or analogous provisions of Laws outside the United States.

“Batch” means a specific quantity of Distribution Product that is intended to be of uniform character and quality, within specified limits set forth in the Specifications, and is produced during the same cycle of Manufacture as defined by the applicable Batch record.

“Batch Documentation” means the Certificate of Compliance, a Certificate of Analysis, the Specifications, and a complete and accurate copy of the Batch records.

“Biosimilar Application” means an application submitted to the FDA under subsection (k) of Section 351 of the PHSA, or any analogous application submitted to a Regulatory Authority in the United States or in another country in the world.

“Branding Strategy” means a branding strategy (including positioning, messages, logo, colors, and other visual branding elements).

“Brief” has the meaning set forth in Section 18.3.8.2.

“Business Day” means a calendar day other than a Saturday, Sunday, or a bank or other public holiday in Boston, Massachusetts or New York, New York.

“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30, and December 31 of each Calendar Year.

“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

“Certificate of Analysis” means a document signed by an authorized representative of Humacyte, describing Specifications for, and testing methods applied to, Distribution Product, and the results of testing.

“Certificate of Compliance” means a document signed by an authorized representative of Humacyte, certifying that a particular Batch was Manufactured in accordance with cGMP (if applicable), all other Laws, and the Specifications.

“cGMP” means applicable current good manufacturing practices, including good tissue practice, as required by the FDA under provisions of 21 C.F.R. Parts 210, 211, 600, 610, 1270 and 1271, all applicable FDA rules and regulations, and the requirements with respect to current good manufacturing practices prescribed by the European Community under provisions of “The Rules Governing Medicinal Products in the European Community, Volume 4, Good Manufacturing Practices,” or as otherwise required by Laws.

“Change of Control” means, with respect to a Party, (a) a merger, consolidation, recapitalization, or reorganization of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger, consolidation, recapitalization, or reorganization, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the direct or indirect beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s and its controlled Affiliates’ assets. Notwithstanding the foregoing, any transaction or series of transactions effected for the purpose of financing the operations of the applicable Party or changing the form or jurisdiction of organization of such Party (such as an initial public offering or other offering of equity securities to non-strategic investors or corporate reorganization) will not be deemed a “Change of Control” for purposes of this Agreement.

“Clinical Study” means a study (including a non-interventional study) in humans to obtain information regarding the Distribution Product, including information relating to the safety, tolerability, pharmacological activity, pharmacokinetics, or efficacy of such product.

“CMS” means Centers for Medicare & Medicaid Services.

“COGS” has the meaning set forth in Schedule 10.1.

“Commercialization” or “Commercialize” means, in respect of a product, any and all activities directed to transporting or storing (following delivery of the product by the manufacturer thereof), marketing, detailing, Promotion, distributing, importing, exporting, using, offering to sell or selling the product, including (a) strategic marketing, market research, advisory board meetings, speaker’s bureaus, sales force detailing, sales force training and allocation, advertising, planning, messaging, and branding for the product; (b) all customer support, patient services, case management, Distribution Matters, invoicing and sales activities for the product; (c) design and conduct of (i) Post-Marketing Commitments or (ii) other post-approval Clinical Studies not required to obtain, support, or maintain Regulatory Approval (other than Pricing Approval) for the product; and (d) activities directed to obtaining required Pricing Approvals, negotiating discounts and obtaining product access for the product, as applicable, but excluding Development or Manufacture of the product.

“Commercially Reasonable Efforts” means the level of efforts reasonably comparable to those put forth by a leading medical device/biopharmaceutical company with respect to a product of similar market or profit potential, based on conditions then prevailing and taking into account, without limitation, issues of safety and efficacy, product profile, the proprietary position, the then-current competitive environment for such product and the likely timing of such product’s entry into the market, the regulatory environment and status of such product, and other relevant scientific, technical, commercial and compliance factors. [***] Notwithstanding the foregoing, neither Party will be obligated to Develop, seek Regulatory Approval for, or Commercialize the Distribution Product in a manner inconsistent with Laws.

“Competitive Infringement” means, on a country-by-country basis, [***].

“Confidential Information” means any and all confidential or proprietary information and data and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data that is or has been provided by one Party to the other Party in connection with this Agreement, whether communicated in writing or orally or by any other method.

“Control” means, with respect to any Materials, Regulatory Materials, or intellectual property rights, including any Patents or Know-How, the possession (whether by ownership, license, or sublicense, other than by a license, sublicense, or other right granted pursuant to this Agreement (but not assignment)) by a Party of the ability to assign, transfer, or grant to the other Party the assignments, transfers, licenses, sublicenses, or rights to access and use such Materials, Regulatory Materials, or intellectual property rights as provided for in this Agreement, without violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party would be required hereunder to effect such assignment or transfer or grant such license, sublicense, or rights of access and use.

“Cover,” “Covering,” or “Covered” means, with respect to a particular subject matter at issue and the relevant Patent, that, but for a license granted to a Person under a claim included in such Patent or ownership of such Patent, the Exploitation by such Person of the subject matter at issue, would infringe such claim or, in the case of a Patent that is a patent application, would infringe a claim in such patent application if it were to issue as a patent.

[***].

“Debarred” has the meaning set forth in Section 14.2.10.4.

“Develop” and “Development” means, in respect of a product, any and all activities related to the design, research, discovery, generation, identification, profiling, characterization, or production of the product, process development and validation, testing method development, testing, validation, pre-clinical development or non-clinical or pre-clinical studies in respect of the product, clinical development activities conducted before or after obtaining Regulatory Approval that are reasonably related to or leading to the development, preparation, or submission of data and information to a Regulatory Authority for the purpose of obtaining, supporting or expanding Regulatory Approval (excluding Pricing Approval) for the product, including all activities related to design and conduct of Clinical Studies (but excluding Post-Marketing Commitments) for the product, and regulatory affairs, statistical analysis, report writing, and regulatory file creation and submission (including the services of outside advisors and consultants in connection therewith) for the product, but excluding Manufacture of the product.

“Disputes” means disputes of any nature arising under, relating to, or in connection with this Agreement.

“Distribution Matters” means all issues and decisions regarding the distribution of the Distribution Product, including decisions as to whether and with which wholesalers and distributors to contract, and the terms of contracts with such wholesalers and distributors.

“Distribution Product” means the 6mm x 42cm human acellular vessel product being Developed by Humacyte as of the Effective Date, and all improvements thereto, and modifications and derivatives thereof (including any changes to the length, diameter or configuration of the foregoing). “Distribution Product” includes the human acellular vessel that is the subject of the following protocol for a Clinical Study: Comparison of the Human Acellular Vessel (HAV) with Fistulas as Conduits for Hemodialysis.

“Distribution Product Technology” has the meaning set forth in Section 16.2.1.

“Dollars” or “$” means the legal tender of the United States.

“Duke License” means that certain Exclusive Patent License Agreement, by and between Duke University and Humacyte, dated March 14, 2006, as amended February 25, 2011, April 24, 2014, June 26, 2015, and January 2, 2018, and as subsequently amended or restated.

[***] means,

(a) in respect of Humacyte, for a particular country and time period, [***] as determined pursuant to the applicable Accounting Standards; and

(b) in respect of Fresenius, for a particular country and time period, [***] as determined pursuant to the applicable Accounting Standards.

[***] means, for a particular country, Party, and time period, [***].

“Effective Date” has the meaning set forth in the Preamble.

“EMA” means the European Medicines Agency and any successor Governmental Authority having substantially the same function.

“EU/Japan” means the European Union and Japan, but excluding any Terminated Territory therein.

“EU/Japan Development Report” has the meaning set forth in Section 5.3.

“EU/Japan Development Term” means, on a country-by-country basis, with respect to each country in the EU/Japan, the period of time during which Humacyte is conducting Development activities with respect to the Distribution Product in the Field for such country, commencing on the date on which Humacyte commences such activities and continuing until the EU/Japan Launch Date in such country.

“EU/Japan Launch Date” means, on a country-by-country basis, with respect to each country in the EU/Japan, the date on which all of the following are satisfied: (a) [***] (b) [***] and (c) [***].

“EU/Japan Plans” has the meaning set forth in Section 5.2.1.

“European Union” means the economic, scientific and political organization of member states as it may be constituted from time to time, which as of the Effective Date consists of Austria, Belgium, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom of Great Britain and Northern Ireland and that certain portion of Cyprus included in such organization.

“Ex-US” means all territories and countries of the world other than the United States and the Terminated Territory.

“Executive Officer” means, for Fresenius, its global Chief Executive Officer or its Chief Executive Officer for the relevant country, and for Humacyte, its Chief Executive Officer. The applicable Chief Executive Officer of a Party may (a) designate the Chief Financial Officer of the Party to carry out the responsibilities of the Executive Officer of the Party in respect of financial matters hereunder or (b) designate a designee with appropriate responsibilities, seniority, and decision-making authority within the Party to carry out any other responsibilities of the Executive Officer of the Party hereunder, [***]. In the event that the position of any of the Executive Officers identified in this definition no longer exists due to a Change of Control, corporate reorganization, corporate restructuring, or the like that results in the elimination of the identified position, then the applicable Party will replace the applicable Executive Officer with another executive officer with responsibilities and seniority comparable to the eliminated Executive Officer.

“Expedited Arbitration” has the meaning set forth in Section 18.3.8.

“Expedited Dispute” has the meaning set forth in Section 18.3.8.

“Exploit” or “Exploitation” means to make, have made, import, have imported, export, have exported, distribute, have distributed, use, have used, sell, have sold, offer for sale, or have offered for sale, including to research, Develop, Manufacture, Commercialize, register, modify, enhance, improve, or otherwise dispose of.

“Facility” means the Manufacturing facility operated by Humacyte that is located at 2525 East North Carolina Highway 54, Durham, North Carolina 27713-2201.

“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“Field” means (a) use in renal replacement therapy for dialysis access or, (b) subject to the next sentence, use in the treatment of occlusive arterial disease in the lower extremities in humans. [***].

“First Commercial Sale” on a country-by-country basis, means the first arms-length sale of Distribution Product by a Selling Party in such country.

“Follow-On Distribution Agreement” means a distribution agreement entered into by and between the Parties under which Humacyte grants Fresenius exclusive, worldwide distribution rights with the Distribution Product for use outside the Field.

“Follow-On Negotiation Notice” means a notice delivered by Humacyte to Fresenius [***] and in which Humacyte indicates it is triggering the Follow-On Negotiation Period.

“Follow-On Negotiation Period” means the period beginning on the Effective Date and continuing until the date [***].

“Forecasted Revenue” means, in respect of a Party, a time period, and a country, [***].

“Fresenius” has the meaning set forth in the preamble.

“Fresenius Indemnitees” means Fresenius, its Affiliates, and its and their respective directors, officers, employees, and agents.

“Fresenius Know-How” [***]. For the avoidance of doubt, “Fresenius Know-How” does not include [***].

“Fresenius Patents” [***]. For the avoidance of doubt, “Fresenius Patents” does not include [***].

“Fresenius Technology” means, collectively, (a) the Fresenius Patents, (b) the Fresenius Know-How [***].

“GAAP” means generally accepted accounting principles as practiced in the United States, as consistently applied.

“GCP” means the ethical, scientific, and quality standards required by FDA for designing, conducting, recording, and reporting human clinical trials, as set forth in FDA regulations in 21 C.F.R. Parts 11, 50, 54, 56, and 312 and all related FDA rules and regulations, and by the ICH Guidelines, or as otherwise required by Laws.

“GLP” means good laboratory practices as required by the FDA under 21 C.F.R. Part 58 and all applicable FDA rules and regulations, and the requirements with respect to good laboratory practices prescribed by the European Community, the OECD (Organization for Economic Cooperation and Development Council) and the ICH Guidelines, or as otherwise required by Laws.

“Government Official” means any official or employee of any government, or any department, agency, or instrumentality thereof, any political party or official thereof, any candidate for political office, any official or employee of any public international organization, or any person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, party, or organization.

“Governmental Authority” means any applicable government authority, court, council, tribunal, arbitrator, agency, department, bureau, branch, office, legislative body, commission or other instrumentality of (a) any government of any country, (b) any nation, state, province, county, city, or other political subdivision thereof, or (c) any supranational body.

“Health Care Laws” means, as applicable: (a) 42 U.S.C. Section 1320a-7b(b) (the “US Anti-Kickback Statute”), the US Civil False Claims Act (31 U.S.C. Section 3729 et seq.), Sections 1320a-7, 1320a-7a, and 1320a-7b of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes and any comparable self-referral or fraud and abuse Laws promulgated by any state; (b) HIPAA and any Law or regulation the purpose of which is to protect the privacy of individually-identifiable patient information; (c) Medicare (Title XVIII of the Social Security Act); (d) Medicaid (Title XIX of the Social Security Act); (e) Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Reconciliation Act of 2010; (f) FD&C Act, the PHSA, FDA regulations promulgated thereunder, or any similar Laws of applicable foreign jurisdictions.

“HIPAA” means the United States Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. Section 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. Section 17921 et seq.), and the regulations promulgated thereunder.

[***]

“Humacyte” has the meaning set forth in the preamble.

“Humacyte In-License” means any current or future in-license pursuant to which Humacyte or any of its Affiliates Controls any Humacyte Technology.

[***]

“Humacyte Indemnitees” means Humacyte, its Affiliates, and its and their respective directors, officers, employees and agents.

[***]

“Humacyte Know-How” means, [***] (a) [***] (b) [***] (c) [***] and (d) the Know-How in the Distribution Product Technology.

“Humacyte Patents” means, [***] (a) [***] (b) [***] (c) [***] and (d) the Patents in the Distribution Product Technology. As of the Effective Date, Humacyte Patents include the Patents set forth on Schedule 14.2.1.

“Humacyte Technology” means, collectively, (a) the Humacyte Patents, (b) Humacyte Know-How and (c) all Regulatory Materials Controlled by Humacyte or any of its Affiliates as of the Effective Date or during any Term that relate to the Distribution Product.

“ICH Guidelines” means guidelines issues from time to time by the International Council for Harmonization.

“IFRS” means International Financial Reporting Standards.

“IND” means an Investigational New Drug application (as defined in the FD&C Act), clinical trial application or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority anywhere in the world in conformance with the requirement of such Regulatory Authority, and any amendments thereto.

“Indemnified Party” has the meaning set forth in Section 15.3.

“Indemnifying Party” has the meaning set forth in Section 15.3.

“Joint Know-How” means, other than the Know-How in the Distribution Product Technology, any Know-How created, conceived or developed jointly by or on behalf of the Parties in the performance of this Agreement.

“Joint Patents” means, other than the Patents in the Distribution Product Technology, any Patents that claim or cover any inventions created, conceived or developed jointly by or on behalf of the Parties in the performance of this Agreement.

“Joint Technology” means the Joint Know-How and Joint Patents.

“JRA Exception” means the America Invents Act Joint Research Agreement exception codified at 35 U.S.C. § 102(c).

“JSC” means joint steering committee.

“Know-How” means all commercial, technical, scientific and other know-how and information, inventions, discoveries, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, preclinical, clinical, safety, manufacturing and quality control data and know-how, including regulatory data, study designs and protocols), and Materials, in all cases, whether or not confidential, proprietary, patentable, in written, electronic or any other form now known or hereafter developed, but excluding all Patents.

“Launch Date” on a country-by-country basis, means, as applicable in a particular country, the EU/Japan Launch Date, ROW Launch Date or US Launch Date, as applicable.

“Laws” means all applicable laws, statutes, rules, regulations, standards, orders, judgments, injunctions, ordinances, codes, principles of common law, or other pronouncements having the binding effect of law of any Governmental Authority.

“Lead Party” has the meaning set forth in Section 16.5.2.2(a).

“Listed Countries” means [***].

“Losses” means Third Party claims, suits, losses, liabilities, damages, costs, fees, and expenses (including reasonable attorneys’ fees and litigation expenses).

“Manufacturing” or “Manufacture” means, in respect of a product, all activities related to the manufacture of the product or any component or ingredient thereof, including manufacturing supplies for Development or Commercialization of the product, formulation, manufacturing scale-up, labeling, filling, processing, packaging, and in-process and finished product testing of the product, release of the product or any component or ingredient thereof (unless responsibility in respect thereof in a particular country is otherwise assigned by the provisions of this Agreement or an applicable country-specific distribution agreement between the Parties), quality assurance and quality control activities related to manufacturing and release (unless responsibility in respect thereof in a particular country is otherwise assigned by the provisions of this Agreement or an applicable country-specific distribution agreement between the Parties) of the product, ongoing stability tests, storage, and shipment of the product, and regulatory activities (other than Development of the product) related to any of the foregoing.

“Manufacturing Process” means any and all processes and activities (or any step in any process or activity) used or planned to be used by Humacyte to Manufacture Distribution Product, [***].

“Market Entry Activities” means, with respect to each country in the EU/Japan or ROW for which the Market Entry Criteria are satisfied, the conduct of clinical Development activities and regulatory activities as necessary to obtain and maintain Regulatory Approval for the Distribution Product in the Field such country, and coverage and Pricing Approval with respect to the Distribution Product in the Field in such country.

“Market Entry Criteria” means, in respect of a particular country, that the applicable EU/Japan Plan or ROW Plan demonstrates [***].

“Material Communications” means written, telephonic, or in-person communications from or with any Regulatory Authority concerning any of the following: key product quality attributes (e.g., purity, identity, content uniformity, physical or biological attributes), safety findings affecting the platform (e.g., Serious Adverse Events, emerging safety signals), clinical or non-clinical findings affecting patient safety, lack of efficacy, receipt or denial of Regulatory Approval, the design of Clinical Studies, or the need for additional non-clinical studies (e.g., additional toxicology or carcinogenicity studies).

“Materials” means all tangible compositions of matter, devices, articles of manufacture, assays, biological, chemical, or physical materials, and other similar materials.

[***]

“MIT License” means that certain Exclusive Patent License Agreement, by and between Massachusetts Institute of Technology and Humacyte, dated December 27, 2005, as amended December 7, 2010, November 20, 2012, and August 5, 2014.

“Net Sales” means [***] Product labeled for use in the Field by or on behalf of Fresenius or any of Fresenius’ Related Parties who obtained, directly or indirectly, such Distribution Product from Humacyte under or in connection with this Agreement (collectively, the “Selling Parties”) to any Third Party other than a Related Party, less [***].

“New-Controlling Party” has the meaning set forth in Section 16.5.4.1.

“Non-Bankrupt Party” has the meaning set forth in Section 12.4.

“Non-Conforming Product” has the meaning set forth in Section 11.8.6.

“Party” or “Parties” has the meaning set forth in the preamble.

“Patent” means all patents and patent applications (including all continuations, continuations-in-part, divisionals, and substitutions), or other filings claiming priority thereto or sharing any common priority therewith, as well as any patents issued with respect to any such patent applications, reissues, re-examinations, renewals, or extensions (including patent term adjustments, patent term extensions, supplemental protection certificates, or the equivalents thereof), registration or confirmation patents, patents resulting from post-grant proceedings, patents of addition, restorations and extensions thereof, and any inventor’s certificates, and all equivalents and counterparts thereof in any country. For clarity, a patent filing (a patent or a patent application) is considered to have been made (or to be pending or in force) within a selected time period if the filing itself, or any other filing to which it claims priority or with which it shares any common priority, was made within (or was pending or in force within) the time period.

“Patent Offices” means the United States Patent and Trademark Office or any analogous foreign Governmental Authority.

“Permits” has the meaning set forth in Section 14.2.10.8.

“Person” means any natural person, corporation, unincorporated organization, partnership, association, sole proprietorship, joint stock company, joint venture, limited liability company, trust or government, or Governmental Authority, or any other similar entity.

“PHSA” means the United States Public Health Service Act, as amended.

“Post-Marketing Commitments” means any item, activity, task, a non-human study, human clinical study, or other commitment with respect to a product initiated after receipt of Regulatory Approval (other than Pricing Approval) for such product in a country or territory, the completion of which is recommended or required by the Regulatory Authority in such country or territory in connection with the initial grant of, or to support or maintain such, Regulatory Approval for such product in such country or territory.

“Pricing Approval” means any governmental approval, agreement, determination, or decision establishing the prices for a product that can be charged or reimbursed in regulatory jurisdictions where the applicable Governmental Authorities negotiate, approve, or determine the price or reimbursement of medical device, human cells, cellular or tissue-based product, biologic or pharmaceutical products.

“Product Year” on a country-by-country basis means each twelve (12) month period beginning with the Launch Date in such country, or anniversary thereof, and ending on the last calendar day prior to the subsequent anniversary of such Launch Date. For clarity, (a) the first Product Year in a country is the twelve (12) month period beginning on the Launch Date in such country and ending on the last calendar day prior to the first anniversary of the Launch Date in such country and (b) the second Product Year in a country is the twelve (12) month period beginning on the first anniversary of the Launch Date in such country and ending on the last calendar day prior to the second anniversary of the Launch Date in such country.

“Promotion” or “Promote” means, in respect of a product, any and all activities directed to the marketing, detailing, or promotion of the product, including advertising, marketing research, customer service, commercially selling or having sold such product, and all regulatory compliance with respect to the foregoing.

“Promotional Claim” has the meaning set forth in Section 9.4.3.3.

“Promotional Materials” means all marketing training materials, grants, sponsorships, and all written, printed, graphic, electronic, audio, or video matter, including journal advertisements, sales visual aids, exhibit panels, leave-behind items, formulary dossiers and binders, reprints, direct mail, direct-to-consumer promotional materials, health care professional promotional materials, internet postings and sites, and broadcast advertisements intended for use or used by or on behalf of either Party or its Related Parties in connection with any promotion of and education related to the Distribution Product in the Field.

“Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a particular Patent, the preparation, filing, prosecution and maintenance of such Patent, as well as re-examinations, reissues and the like with respect to that Patent.

“Prospective License” has the meaning set forth in Section 14.6.5.

“Quality Agreements” has the meaning set forth in Section 11.10.

[***]

“Regulatory Approval” means, with respect to a country or extra-national territory, any and all approvals, licenses, permits, registrations, or authorizations of any Regulatory Authority necessary in order to commercially distribute, sell, or market, a pharmaceutical, biologic, medical device, human cells, or a cellular or tissue-based product in such country or some or all of such extra-national territory, but excluding any Pricing Approvals.

“Regulatory Authority” means any Governmental Authority responsible for granting a Regulatory Approval with respect to the Distribution Product or otherwise exercising authority with respect to the Development, Manufacture or Commercialization of the Distribution Product, including the FDA and the EMA.

“Regulatory Materials” means any regulatory application, submission, notification, communication, correspondence, registration, Regulatory Approval, or other filing made to, received from or otherwise conducted with a Regulatory Authority related to Developing, Manufacturing, obtaining marketing authorization, marketing, selling or otherwise Commercializing a pharmaceutical product in a particular country or jurisdiction.

“Related Parties” means a Party’s Affiliates, Sublicensees, subcontractors, and subdistributors. Related Parties do not include wholesalers who purchase Distribution Product from Fresenius or any other Selling Party for resale.

“ROW” means all territories and countries of the world other than the European Union, Japan, the United States, and the Terminated Territory.

“ROW Development Report” has the meaning set forth in Section 7.3.

“ROW Development Term” means, on a country-by-country basis, with respect to each country in the ROW, the period of time during which Fresenius is conducting Development activities with respect to the Distribution Product for such country, commencing on the date on which Fresenius commences such activities and continuing until the ROW Launch Date in such country.

“ROW Launch Date” means, with respect to a country in the ROW, the date on which all of the following are satisfied: (a) Fresenius has received Regulatory Approval and Pricing Approval where required, for the Distribution Product in the Field, (b) [***] and (c) [***].

“ROW Plans” has the meaning set forth in Section 7.2.1.

“Safety Concern” means, (a) any safety concern required to be reported under 21 C.F.R. § 312.32 or similar Laws if an IND with respect to the Distribution Product was open at the time of the observation (or that would be so reportable if an IND was not open at such time), or (b) a toxicity or drug safety issue, including lack of effect, or a Serious Adverse Event reasonably related to or observed in connection with Development or Commercialization activities with respect to a Distribution Product.

“Sales Report” has the meaning set forth in Section 10.2.2.

“SDEA” means one or more Safety Data Exchange Agreements entered into by the Parties relating to the Distribution Product.

“Selling Parties” has the meaning set forth in the definition of Net Sales.

“Serious Adverse Event” means an adverse drug experience or circumstance that results in any of the following outcomes (a) death, (b) life-threatening condition, (c) inpatient hospitalization or a prolongation of existing hospitalization, (d) persistent or significant disability or incapacity or substantial disruption of the ability to conduct normal life functions, (e)  a congenital anomaly/birth defect, (f) significant intervention required to prevent permanent impairment or damage, or (g) a medical event that may not result in death, be life-threatening, or require hospitalization but, based on appropriate medical judgment, that may jeopardize the patient or subject, including if such event were to recur, and may require medical or surgical intervention to prevent one of the outcomes described in clauses (a) through (f).

“Specifications” means the list of components, Materials, tests, references to any analytical procedures and appropriate acceptance criteria which are numerical limits, ranges or other criteria for tests described in order to establish a set of criteria to which Distribution Product at any stage of Manufacture should conform to be considered acceptable for its intended use that are specified by Humacyte as of the Effective Date, as such specifications may be amended or supplemented from time to time in accordance with Section 11.8.1.

“Specified Payors” means [***].

“Sublicensee” means a Third Party to which a Party, or in the case of Fresenius, any of Fresenius’ Affiliates, grants a sublicense of any of the rights granted to such Party in this Agreement, or any further sublicensee of such rights (regardless of the number of tiers, layers or levels of sublicenses of such rights).

“Supply Failure” means with respect to a particular Distribution Product, Humacyte’s failure to deliver (a) [***] of the aggregate quantity of such Distribution Product ordered by the Selling Parties [***] or (b) [***] of the quantity of such Distribution Product [***].

“Tax” and “Taxation” means any United States and non-United States federal, state, local, regional, municipal, or other tax or taxation, levy, duty, charge, withholding, or other assessment of any kind (including any related fine, penalty, addition to tax, surcharge, or interest) imposed by, or payable to, a Governmental Authority, including sales, use, excise, stamp, transfer, property, value added, goods and services, withholding, and franchise taxes.

“Term” has the meaning set forth in Section 17.1.

“Terminated Territory” means any country with respect to which this Agreement has been terminated or has expired.

“Territory” means the EU/Japan, ROW and US, but, for clarity, in all cases excluding any country that is in the Terminated Territory.

“Third Party” means any Person other than Fresenius, Humacyte, or their respective Affiliates.

“Third Party Action” has the meaning set forth in Section 16.5.3.

[***]

“Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan, or other indicia of origin or ownership, including the goodwill and activities associated with each of the foregoing.

“Transition Agreement” has the meaning set forth in Section 17.7.3.1.

“Unit” means one (1) unit of Distribution Product (i.e., one (1) vessel).

“United States” or “US” means the United States and its territories, possessions and commonwealths.

“US Development Report” has the meaning set forth in Section 3.2.

“US Development Term” means the period of time commencing on the Effective Date and continuing until the US Launch Date.

“US Launch Date” means the first date all of the following are satisfied: (a) Humacyte has received Regulatory Approval from the FDA for the Distribution Product in the Field, (b) [***] and (c) [***].

“US Promotion Contingencies” has the meaning set forth in Section 9.3.3.

“US Promotion Diligence Obligation” has the meaning set forth in Section 9.3.3.

“US Team Diligence Obligation” has the meaning set forth in Section 9.3.2.

“Valid Claim” means a claim of a Patent that (a) has not been rejected, revoked or held to be invalid, unpatentable, or unenforceable by a court or other authority of competent jurisdiction from which decision no appeal can be further taken, and (b) has not been finally abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, re-examination, or disclaimer, or otherwise.

“VAT” means, within the European Union, such Tax as may be charged in accordance with (but subject to derogations from) Directive 2006/112/EC and, outside the European Union, value added Tax or any form of consumption Tax, as well as all other forms of Taxes charged on the supply of a good or a service, including sales Tax and goods and services Tax.

“Withdrawing Party” has the meaning set forth in Section 16.5.4.1.

2. OVERVIEW; GOVERNANCE.

2.1 Overview. Except as otherwise expressly set forth in this Agreement, Fresenius will be the exclusive distributor of the Distribution Product in the Field throughout the Territory. Humacyte will Develop the Distribution Product and seek Regulatory Approval therefor in the US and EU/Japan and Fresenius will Develop the Distribution Product and seek Regulatory Approval therefor in the ROW, all in accordance with this Agreement. Except as otherwise set forth in this Agreement, Fresenius will be responsible for all Commercialization of the Distribution Product in the Field in the Territory. The Parties anticipate entering into a country specific license and distribution agreement for each country in the EU/Japan or ROW in which Fresenius will Commercialize the Distribution Product, as and to the extent needed or reasonably requested by a Party to address country specific terms or requirements (including the General Data Protection Regulation); any such agreement will be substantially similar to the terms of this Agreement, mutatis mutandis.

2.2 Joint Steering Committee. Within [***] after the Effective Date, the Parties will establish a JSC that will monitor and provide strategic oversight of the activities under this Agreement and facilitate communication between the Parties with respect to activities hereunder. Unless otherwise set forth in this Agreement, the JSC will be an advice and oversight forum, and have the limited decision-making role set forth herein.

2.2.1 Composition. Each Party will initially appoint [***] to the JSC, with each representative [***]. The JSC may change its size from time to time by consent of the Parties, provided that the JSC will consist at all times of an equal number of representatives of each Party. [***] The JSC may invite non-members to participate in the discussions and meetings of the JSC, but such participants will have no voting authority at the JSC and must be bound under written obligations of confidentiality no less protective of the Parties’ Confidential Information than those set forth in this Agreement. The JSC will be co-chaired, with one (1) chairperson designated by each Party, whose responsibilities will include conducting meetings, including, when feasible, ensuring that objectives for each meeting are set and achieved. Responsibility for running each meeting of the JSC will alternate between the chairpersons from meeting-to-meeting, with Fresenius’ chairperson running the first meeting. The chairperson for a particular meeting will prepare and circulate agendas in advance thereof and will ensure the preparation and approval of minutes for such meeting. The chairpersons have no additional powers or rights beyond those held by the other JSC representatives.

2.2.2 Responsibilities. In addition to its overall responsibility for monitoring and providing strategic oversight with respect to the Parties’ activities under this Agreement, the JSC will have the following responsibilities:

2.2.2.1 review and discuss [***]

2.2.2.2 discuss the activities undertaken by Third Parties, as described in Section 18.18;

2.2.2.3 review and discuss any Material Communication with Regulatory Authorities, as described in Section 4.2, Section 6.2 or Section 8.2;

2.2.2.4 review and discuss filings or applications for Regulatory Approvals of the Distribution Product in the Field in the Territory, and receipt or denial of Regulatory Approval for any such filings or applications, as described in Section 4.4, Section 6.4 or Section 8.4;

2.2.2.5 review and discuss [***]

2.2.2.6 discuss [***]

2.2.2.7 review and discuss [***]

2.2.2.8 review and discuss forecasts and purchase commitments for the US, as described in Section 10.1.1.2;

2.2.2.9 review and discuss any notices provided pursuant to Section 16.5.1;

2.2.2.10 review and discuss Humacyte’s Manufacturing activities, [***]

2.2.2.11 upon the request of a Party, discuss the support requested from the other Party with respect to activities hereunder; provided that absent a separate written agreement, a Party will not be obligated to provide support in addition to the support that is required by this Agreement; and

2.2.2.12 in addition to any items set forth on the agenda for a meeting of the JSC, at each meeting of the JSC, provide an update on all activities performed by each Party hereunder since the last meeting of the JSC, and evaluate the activities performed against all relevant plans. If a Party fails to provide such report at a meeting of the JSC, the other Party may request, and the reporting Party will provide, a written progress report that includes information regarding accrual, site initiation, progress on protocol writing, meeting requests and briefing documents, in the case of clinical or regulatory activities, and in other cases such information as is reasonably necessary to convey a reasonably comprehensive understanding of the status of the applicable Development, Manufacturing, regulatory or Commercialization activity.

2.2.3 JSC Meetings. The JSC will meet at least once per Calendar Quarter unless the Parties mutually agree in writing to a different frequency. No later than [***] prior to any meeting of the JSC (or such shorter time period as the Parties may agree), the chairperson for the upcoming meeting will prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting. Either Party may also call a special meeting of the JSC by providing at least [***] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party will provide the members of the JSC no later than [***] prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed discussion of the matters to be considered. The JSC may meet in person, by videoconference or by teleconference. Notwithstanding the foregoing, alternating meetings will be in person unless the Parties agree in writing to waive such requirement. In-person JSC meetings will be held at locations alternately selected by each Party. Each Party will bear the expense of its respective JSC members’ participation in JSC meetings. Meetings of the JSC will be effective only if [***]. The chairperson for a meeting will be responsible for preparing reasonably detailed written minutes of such meeting that reflect material decisions made and action items identified at such meetings. The chairperson will send draft meeting minutes to each member of the JSC for review and approval within [***] after the relevant JSC meeting. Such minutes will be deemed approved unless one or more members of the JSC objects to the accuracy of such minutes within [***] of receipt.

2.3 Discontinuation of Participation on the JSC. The JSC will continue to exist until the Parties agree to disband the JSC.

3. US DEVELOPMENT.

3.1 US Development of Distribution Product. Humacyte will be responsible for, and will bear all of its own expenses associated with, Developing the Distribution Product in the Field for the US. Without limiting the foregoing, Humacyte will be responsible for Developing the Distribution Product, preparing Clinical Study designs and protocols, sponsoring Clinical Studies, engaging clinical research organizations, and managing activities at Clinical Study sites, all in the Field in the US. Fresenius will not be responsible for any Development activities with respect to the Distribution Product in the US.

3.2 US Development Reports. Humacyte will keep the JSC informed regarding the progress of Development activities for the Distribution Product in the Field in the US. In addition, during the US Development Term, Humacyte will provide to the JSC reasonably in advance of each meeting of the JSC a written report, in a format agreed upon by the JSC, reviewing results, Development activities performed since the last report, and Development activities planned to be undertaken [***] (such report, a “US Development Report”). During the US Development Term, Humacyte [***].

3.3 US Scientific Records. Humacyte will maintain scientific records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, including in accordance with good documentation practices, and in compliance with GLP, cGMP, and GCP, with respect to activities intended to be submitted in regulatory filings for the Distribution Product in the Field for the US, all of which records will fully and accurately reflect all work done and results achieved in the performance of the Development activities and Clinical Studies by or on behalf of Humacyte with respect to the Distribution Product in the Field for the US.

4. US REGULATORY MATTERS.

4.1 US Regulatory Activities. Humacyte will be solely responsible for, and [***] all regulatory matters in the US relating to the Distribution Product in the Field. Except as otherwise permitted by this Agreement, Fresenius will not conduct any activities directed to regulatory matters in the US relating to the Distribution Product. Humacyte will own all INDs, Regulatory Approvals, Regulatory Materials, and related regulatory documents in the US with respect to the Distribution Product.

4.2 Communications with US Regulatory Authorities. Each Party will provide the JSC for its review and discussion a brief description in English of the principal issues raised in each Material Communication with Regulatory Authorities in the US with respect to the Distribution Product in the Field. Such Party will provide such descriptions of such Material Communications to the JSC within [***] after receipt thereof. With respect to any Material Communication with a Regulatory Authority in the US related to the Distribution Product in the Field, such Party will allow the other Party a reasonable opportunity to review and comment on such proposed response to such Material Communication in advance of the transmission of such response, and such Party will reasonably consider all comments timely provided by such other Party in connection therewith but shall be under no obligation to follow any recommendations or satisfy any requests contained in such comments.

4.3 Regulatory Meetings in the US.

4.3.1 Humacyte will notify Fresenius within [***] of Humacyte’s receipt of any meeting, visit or inspection notice from any Regulatory Authority in the US pertaining to the Distribution Product in the Field [***].

4.3.2 Fresenius will notify Humacyte within [***] of Fresenius’ receipt of any meeting, visit or inspection notice from any Regulatory Authority in the US pertaining to the Distribution Product [***]. To the extent permitted by Laws and the applicable Regulatory Authority, Humacyte may have one representative attend and participate in all such meetings and visits as a participant.

4.4 Submissions in the US. Humacyte will provide Fresenius, through the JSC, with written notice of each of the following events with regard to the Distribution Product (a) within [***] following the occurrence thereof, to the extent that notice was not previously provided: (i) the submission of any filings or applications to any Regulatory Authority for Regulatory Approval of the Distribution Product in the Field in the US; and (ii) receipt or denial of Regulatory Approval for any such filings or applications for the Distribution Product in the Field in the US [***] such materials or summary will be provided electronically; provided, however, that Humacyte will inform Fresenius of such event [***] prior to public disclosure of such event by Humacyte. In addition, Humacyte will [***] provide Fresenius with a copy of all proposed material regulatory filings for the Distribution Product in the Field in the US [***].

4.5 Pharmacovigilance in the US. The Parties will cooperate with regard to the reporting and handling of safety information involving the Distribution Product in accordance with the applicable regulatory Laws and regulations on pharmacovigilance and clinical safety in the US. Within such time to ensure that all regulatory requirements are met (but in no event later than the US Launch Date), the Parties will negotiate in good faith and enter into a SDEA for the US, which will define the pharmacovigilance responsibilities of the Parties and include safety data exchange procedures governing the exchange of information affecting the Distribution Product (e.g., Serious Adverse Events, emerging safety issues) to enable each Party (and its Related Parties, if any) to comply with all of its legal and regulatory obligations related to the Distribution Product in the US. Humacyte will own and maintain the global safety database for the Distribution Product; provided that Fresenius will have the right to review and have access to such global safety database upon request. Without limiting the foregoing, the Parties will reasonably cooperate and coordinate their respective pharmacovigilance activities, including integration of and access to relevant databases, so as to facilitate compliance with applicable regulatory Laws and regulations on pharmacovigilance and clinical safety in respect of the Distribution Product on a worldwide basis.

4.6 Costs of Regulatory Affairs in the US. Humacyte will bear all expenses associated with applying for, obtaining and maintaining Regulatory Approval with respect to the Distribution Product in the Field in the US, and related regulatory affairs activities as set forth in this Section 4; provided that Fresenius will be responsible for its expenses associated with exercising rights or satisfying obligations under this Section 4.

5. DEVELOPMENT IN THE EU/JAPAN.

5.1 Development of Distribution Product for the EU/Japan.

5.1.1 [***]

5.2 Evaluation.

5.2.1 Following the Effective Date, Fresenius will [***] to evaluate, in consultation with Humacyte, whether the Parties will Develop and Commercialize the Distribution Product in the Field in a particular country in the EU/Japan. Fresenius will be responsible for drafting the business plans and economic models for Developing and Commercializing the Distribution Product in the Field in each Listed Country in the EU/Japan [***] (the “EU/Japan Plans”). For each of the Listed Countries in the EU/Japan and any other country in the EU/Japan for which the Parties mutually agree in writing to expend such efforts as are contemplated by Section 5.2.3, the Parties will each use Commercially Reasonable Efforts to achieve the Market Entry Criteria with respect to such country, provided that (a) [***] and (b) [***].

5.2.2 Promptly after the Effective Date, Fresenius will identify and assign executives to lead the efforts to develop the EU/Japan Plans. From time to time, Fresenius will present to the JSC the results of the EU/Japan Plans for review as to adequacy and for discussion and consideration.

5.2.3 For each country in the EU/Japan for which the Market Entry Criteria are satisfied, and for any country in the EU/Japan for which the Market Entry Criteria are not satisfied but with respect to which the Parties mutually agree in writing to conduct the activities contemplated by this Section 5.2.3, in each case, Humacyte will be responsible for, and will use Commercially Reasonable Efforts to conduct, the Market Entry Activities for such country other than Market Entry Activities relating to Pricing Approval, and Fresenius will be responsible for, and will use Commercially Reasonable Efforts to conduct, the Market Entry Activities for such country relating to Pricing Approvals. There is no guarantee of achieving the Market Entry Criteria in any particular country, and neither Party will have any obligations regarding the EU/Japan other than as expressly set forth herein. Without limiting the foregoing, for the Market Entry Activities for Japan for which Humacyte is responsible pursuant to this Section 5.2.3, Fresenius will reimburse Humacyte for [***].

5.3 Development Reports for the EU/Japan. Humacyte will keep the JSC informed regarding the progress of Development activities for the Distribution Product in the Field in the EU/Japan. In addition, during the EU/Japan Development Term, Humacyte will provide to the JSC reasonably in advance of each meeting of the JSC a written report, in a format agreed upon by the JSC, reviewing results, Development activities performed since the last report, and Development activities planned to be undertaken [***] (each such report, an “EU/Japan Development Report”). During the EU/Japan Development Term for a particular country, Humacyte will [***].

5.4 Scientific Records for the EU/Japan. Humacyte will maintain scientific records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, including in accordance with good documentation practices, and in compliance with GLP, cGMP, and GCP with respect to activities intended to be submitted in regulatory filings for the Distribution Product in the Field for the EU/Japan, all of which records will fully and accurately reflect all work done and results achieved in the performance of the Development activities and Clinical Studies by or on behalf of Humacyte with respect to the Distribution Product in the Field for the EU/Japan.

6. REGULATORY MATTERS in the EU/Japan.

6.1 Regulatory Activities in the EU/Japan. Except as otherwise agreed by the Parties in a subsequent written agreement, Humacyte will be solely responsible for obtaining, and shall use Commercially Reasonable Efforts to obtain, Regulatory Approval of the Distribution Product in the Field in the EU/Japan, other than obtaining Pricing Approval, and Fresenius will be solely responsible for obtaining, and shall use Commercially Reasonable Efforts to obtain, Pricing Approval of the Distribution Product in the Field in the EU/Japan. Humacyte will own all INDs, Regulatory Approvals, Regulatory Materials, and related regulatory documents in the EU/Japan with respect to the Distribution Product, regardless of who creates, files or receives any of the foregoing. Fresenius hereby assigns, and agrees to assign, to Humacyte all right, title and interest in and to all INDs, Regulatory Approvals, Regulatory Materials, and related regulatory documents in the EU/Japan with respect to the Distribution Product. Fresenius will own all Pricing Approvals in the EU/Japan with respect to the Distribution Product in the Field. Humacyte hereby assigns, and agrees to assign, to Fresenius all right, title and interest in and to all Pricing Approvals in the EU/Japan with respect to the Distribution Product in the Field. [***]

6.2 Communications with Regulatory Authorities in the EU/Japan. Each Party will provide the JSC for its review and discussion a brief description in English of the principal issues raised in each Material Communication with Regulatory Authorities in the EU/Japan with respect to the Distribution Product in the Field. Such Party will provide such descriptions of such Material Communications to the JSC within [***] after receipt thereof. With respect to any Material Communication with a Regulatory Authority in the EU/Japan related to the Distribution Product in the Field, such Party will allow the other Party a reasonable opportunity to review and comment on such proposed response to such Material Communication in advance of the transmission of such response, and such Party will reasonably consider all comments timely provided by such other Party in connection therewith but shall be under no obligation to follow any recommendations or satisfy any requests contained in such comments.

6.3 Regulatory Meetings in the EU/Japan.

6.3.1 Humacyte will notify Fresenius within [***] of Humacyte’s receipt of any meeting, visit or inspection notice from any Regulatory Authority in the EU/Japan pertaining to the Distribution Product in the Field [***]. On a country-by-country basis for each country in the EU/Japan, [***]. On a country-by-country basis for each country in the EU/Japan, [***] to the extent permitted by Laws and the applicable Regulatory Authority, Fresenius may have one representative attend and participate in all such meetings and visits for such country as a participant.

6.3.2 Fresenius will notify Humacyte within [***] of Fresenius’ receipt of any meeting, visit or inspection notice from any Regulatory Authority in the EU/Japan pertaining to the Distribution Product [***]. To the extent permitted by Laws and the applicable Regulatory Authority, Humacyte [***].

6.4 Submissions in the EU/Japan. Humacyte will provide Fresenius, through the JSC, with written notice of each of the following events with regard to the Distribution Product (a) within [***] following the occurrence thereof, to the extent that notice was not previously provided: (i) the submission of any filings or applications to any Regulatory Authority for Regulatory Approval of the Distribution Product in the EU/Japan in the Field; and (ii) receipt or denial of Regulatory Approval for any such filings or applications for the Distribution Product in the EU/Japan; [***] such materials or summary will be provided electronically; provided, however, that Humacyte will inform Fresenius of such event [***] prior to public disclosure of such event by Humacyte. In addition, on a country-by-country basis for each country in the EU/Japan, (A) prior to receipt of initial Regulatory Approval for the Distribution Product in the Field in such country, Humacyte [***] provide Fresenius with a copy of all proposed material regulatory filings for the Distribution Product in the Field in respect of such country [***] and (B) following receipt of initial Regulatory Approval for the Distribution Product in the Field in such country, Humacyte will thereafter [***] provide Fresenius with a copy of all proposed material regulatory filings for the Distribution Product in the Field in respect of such country [***].

6.5 Pharmacovigilance in the EU/Japan. The Parties will cooperate with regard to the reporting and handling of safety information involving the Distribution Product in accordance with the applicable regulatory Laws and regulations on pharmacovigilance and clinical safety in each country in the EU/Japan in which Fresenius Commercializes Distribution Product. Within such time to ensure that all regulatory requirements are met (but in no event later than EU/Japan Launch Date in a particular country), the Parties will negotiate in good faith and enter into a SDEA for the applicable country, which will define the pharmacovigilance responsibilities of the Parties and include safety data exchange procedures governing the exchange of information affecting the Distribution Product (e.g., Serious Adverse Events, emerging safety issues) to enable each Party (and its Related Parties, if any) to comply with all of its legal and regulatory obligations related to the Distribution Product in such country in the EU/Japan. Without limiting the foregoing, the Parties will reasonably cooperate and coordinate their respective pharmacovigilance activities, including integration of and access to relevant databases, so as to facilitate compliance with applicable regulatory Laws and regulations on pharmacovigilance and clinical safety in respect of the Distribution Product on a worldwide basis.

6.6 Costs of Regulatory Affairs in the EU/Japan. Humacyte will bear all expenses associated with applying for, obtaining and maintaining Regulatory Approval with respect to the Distribution Product in the Field in the EU/Japan, and related regulatory affairs activities as set forth in this Section 6; provided that Fresenius will be responsible for its expenses associated with exercising rights or satisfying obligations under this Section 6.

7. DEVELOPMENT IN THE ROW.

7.1 Development of Distribution Product for the ROW.

7.1.1 [***]

7.2 Evaluation.

7.2.1 Following the Effective Date, Fresenius [***] to evaluate, in consultation with Humacyte, whether to Develop and Commercialize the Distribution Product in the Field in a particular country in the ROW. Fresenius will be responsible for drafting the business plans and economic models for Developing and Commercializing the Distribution Product in the Field in each Listed Country in the ROW [***] (the “ROW Plans”). The Parties will each use Commercially Reasonable Efforts to achieve the Market Entry Criteria with respect to (a) each of the Listed Countries in the ROW and (b) any other country in the ROW for which the Parties mutually agree in writing to expend such efforts as are contemplated by Section 7.2.3 and Section 7.2.4.

7.2.2 Promptly after the Effective Date, Fresenius will identify and assign executives to lead the efforts to develop the ROW Plans. From time to time, Fresenius will present to the JSC the results of the ROW Plans for review as to adequacy and for discussion and consideration. The JSC will, from time to time upon the request of either Party, discuss [***] contemplated by Section 7.2.1 and this Section 7.2.2; provided that the Parties will mutually decide on [***].

7.2.3 For each country in the ROW for which the Market Entry Criteria are satisfied, and for any country in the ROW for which the Market Entry Criteria are not satisfied but with respect to which the Parties mutually agree in writing to conduct the activities contemplated by this Section 7.2.3 and Section 7.2.4, in each case, Fresenius will be responsible for all Development activities in such country and will use Commercially Reasonable Efforts to conduct the Market Entry Activities for such country. There is no guarantee of achieving the Market Entry Criteria in any particular country, and neither Party will have any obligations regarding the ROW other than as expressly set forth herein.

7.2.4 Humacyte will use Commercially Reasonable Efforts to support Fresenius in connection with completion of the Market Entry Activities in the ROW, as agreed upon by the Parties. Such support may include: [***].

7.3 Development Reports for the ROW. Fresenius will keep the JSC informed regarding the progress of Development activities for the Distribution Product in the ROW. In addition, during the ROW Development Term, Fresenius will provide to the JSC reasonably in advance of each meeting of the JSC a written report, in a format agreed upon by the JSC, reviewing results, Development activities performed since the last report, and Development activities planned to be undertaken [***] in each case, with respect to such country, [***] (each such report, an “ROW Development Report”). During the ROW Development Term for a particular country, Fresenius [***].

7.4 Scientific Records for the ROW. Fresenius will maintain scientific records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, including in accordance with good documentation practices, and in compliance with GLP, cGMP, and GCP with respect to activities intended to be submitted in regulatory filings for the Distribution Product for the ROW, all of which records will fully and accurately reflect all work done and results achieved in the performance of the Development activities and Clinical Studies by or on behalf of Fresenius with respect to the Distribution Product.

8. REGULATORY MATTERS in the ROW.

8.1 Regulatory Activities in the ROW. Except as otherwise agreed by the Parties in a subsequent written agreement, Fresenius will be solely responsible for obtaining, and shall use Commercially Reasonable Efforts to obtain, Regulatory Approval and Pricing Approval, in each case, where required, of the Distribution Product in the Field in the ROW. Fresenius will own all INDs, Regulatory Approvals, Regulatory Materials, and related regulatory documents, and all Pricing Approvals in the ROW with respect to the Distribution Product in the Field, regardless of who creates, files or receives any of the foregoing. Humacyte hereby assigns, and agrees to assign, to Fresenius all right, title and interest in and to all INDs, Regulatory Approvals, Regulatory Materials, and related regulatory documents, and all Pricing Approvals in the ROW with respect to the Distribution Product in the Field.

8.2 Communications with Regulatory Authorities in the ROW. Fresenius will provide the JSC for its review and discussion a brief description in English of the principal issues raised in each Material Communication with Regulatory Authorities in the ROW with respect to the Distribution Product. Fresenius will provide such descriptions of such Material Communications to the JSC within [***] after receipt thereof. With respect to any Material Communication with a Regulatory Authority in the ROW related to the Distribution Product, Fresenius will allow Humacyte a reasonable opportunity to review and comment on such proposed response to such Material Communication in advance of the transmission of such response, and Fresenius will reasonably consider all comments timely provided by Humacyte in connection therewith but shall be under no obligation to follow any recommendations or satisfy any requests contained in such comments.

8.3 Regulatory Meetings in the ROW.

8.3.1  Fresenius will notify Humacyte within [***] of Fresenius’ receipt of any meeting, visit or inspection notice from any Regulatory Authority in the ROW pertaining to the Distribution Product [***]. To the extent permitted by Laws and the applicable Regulatory Authority, Humacyte [***].

8.3.2 Humacyte will notify Fresenius within [***] of Humacyte’s receipt of any meeting, visit or inspection notice from any Regulatory Authority in the ROW pertaining to the Distribution Product in the Field [***]. To the extent permitted by Laws and the applicable Regulatory Authority, Fresenius [***].

8.4 Submissions in the ROW. Fresenius will provide Humacyte, through the JSC, with written notice of each of the following events with regard to the Distribution Product (a) within [***] following the occurrence thereof to the extent that notice was not previously provided: (i) the submission of any filings or applications to any Regulatory Authority for Regulatory Approval of the Distribution Product in the ROW; and (ii) receipt or denial of Regulatory Approval for any such filings or applications for the Distribution Product in the ROW; [***] will be provided electronically; provided, however, that Fresenius will inform Humacyte of such event [***] prior to public disclosure of such event by Fresenius. In addition, on a country-by-country basis in the ROW, Fresenius will [***] to provide Humacyte with a copy of all proposed material regulatory filings for the Distribution Product in the ROW [***].

8.5 Pharmacovigilance in the ROW. The Parties will cooperate with regard to the reporting and handling of safety information involving the Distribution Product in accordance with the applicable regulatory Laws and regulations on pharmacovigilance and clinical safety in each country in the ROW in which Fresenius Commercializes Distribution Product. Within such time to ensure that all regulatory requirements are met (but in no event later than the ROW Launch Date in a particular country), the Parties will negotiate in good faith and enter into a SDEA for the applicable country, which will define the pharmacovigilance responsibilities of the Parties and include safety data exchange procedures governing the exchange of information affecting the Distribution Product (e.g., Serious Adverse Events, emerging safety issues) to enable each Party (and its Related Parties, if any) to comply with all of its legal and regulatory obligations related to the Distribution Product in such country in the ROW. Without limiting the foregoing, the Parties will reasonably cooperate and coordinate their respective pharmacovigilance activities, including integration of and access to relevant databases, so as to facilitate compliance with applicable regulatory Laws and regulations on pharmacovigilance and clinical safety in respect of the Distribution Product on a worldwide basis.

8.6 Costs of Regulatory Affairs in the ROW. Fresenius will bear all expenses associated with applying for, obtaining and maintaining Regulatory Approval and Pricing Approval with respect to the Distribution Product in the Field in the ROW, and related regulatory affairs activities as set forth in this Section 8; provided that Humacyte will be responsible for its expenses associated with exercising rights or satisfying obligations under this Section 8.

9. COMMERCIALIZATION.

9.1 Generally.

9.1.1 Appointment of Distributor. Except as otherwise expressly set forth in this Agreement, Humacyte hereby appoints Fresenius as the sole and exclusive (even as to Humacyte and its Affiliates) distributor of (including the right to Commercialize) the Distribution Product in the Field in the Territory; provided that Humacyte will retain those rights necessary for Humacyte to exercise its rights and perform its obligations under this Section 9.

9.1.2 Commercialization Activities in the Territory.

9.1.2.1 Except as set forth in Section 9.1.3, Fresenius will be solely responsible for all Commercialization activities in the Field in the Territory for the Distribution Product, including setting all re-sale prices for Distribution Product in the Territory, handling all returns, order processing, invoicing and collection, booking of sales, inventory and receivables, and managed and government pricing programs; provided that (a) Fresenius will not engage a Third Party to carry out the following customer-facing Commercialization activities in the US: [***] and (b) Fresenius will carry out Commercialization activities, whether itself or through a Third Party, in each country in the EU/Japan and ROW in a manner and pursuant to arrangements consistent with Fresenius’ ordinary course of business in such country [***]. For the avoidance of doubt, clause (a) of the foregoing sentence does not apply to [***].

9.1.2.2 Humacyte will not accept orders for Distribution Product in the Field in the Territory or make sales for its own account or for Fresenius’ account of Distribution Product in the Field in the Territory, and if Humacyte receives any order for the Distribution Product in the Field in the Territory, then it will refer such orders to Fresenius for acceptance or rejection. If Humacyte learns that any Third Party to whom Humacyte or any of its Related Parties sold Distribution Product for use outside the Field or inside the Field but outside the Territory is using the Distribution Product in the Field in the Territory, Humacyte will [***] to stop any such use of the Distribution Product and if Humacyte is unable to stop such use, it will take steps to cease sales of Distribution Product by itself and its Related Parties to such Third Party.

9.1.2.3 Fresenius will not accept orders for Distribution Product outside the Field or outside the Territory, and if Fresenius receives any order for the Distribution Product outside the Field or outside the Territory, then it will refer such orders to Humacyte for acceptance or rejection. If Fresenius learns that any Third Party to whom any Selling Party sold Distribution Product for use in the Field in the Territory is using the Distribution Product outside the Field or outside the Territory, Fresenius will [***] to stop any such use of the Distribution Product and, if Fresenius is unable to stop such use, it will take steps to cease sales of Distribution Product by the Selling Parties to such Third Party.

9.1.2.4 [***]

9.1.3 Humacyte Co-Promotional Activities.

9.1.3.1 During the Term for the US, Humacyte will have the limited commercial right to co-promote the Distribution Product in the Field in the US (i.e. Humacyte may not sell the Distribution Product in the Field) in accordance with this Agreement and the terms of a co-promotion agreement entered into by the Parties upon such election by Humacyte, subject to compliance with Laws. For clarity, following the termination or expiration of the Term for the US, Humacyte may sell the Distribution Product in the Field in the US. [***]

9.1.3.2 If Humacyte is developing a US-based sales force for Distribution Product outside the Field, (a) Fresenius will cooperate with Humacyte on Humacyte’s training of the Humacyte sales force by allowing such sales force to participate in Fresenius training activities involving the Commercialization of the Distribution Product in the Field in the US and (b) for the [***] period following the US Launch Date, the Humacyte sales force that is trained pursuant to the foregoing clause (a) would be permitted to independently promote Distribution Product in the Field in the US; provided that in each case of (a) and (b), [***]. All Humacyte personnel who participate in such activities pursuant to this Section 9.1.3.2 must be bound by a written non-compete agreement that would prevent each such person from competing with Fresenius in the Field for a period of time, such agreement to be mutually acceptable to the Parties and enforceable by Fresenius.

9.1.3.3 Fresenius will specify the conduct and content of details (including detail scripts) for the Distribution Product in the Field in the US. Humacyte will cause each of its sales personnel assigned to promote the Distribution Product in the Field in the US to attend and complete the training program developed by Fresenius for the Distribution Product to assure a consistent, compliant and focused promotional strategy and message as and to the extent consistent with Laws.

9.1.3.4 Each Party will be solely responsible for recruiting, hiring and maintaining its sales force of sales personnel for promotion of the Distribution Product in accordance with its standard procedures and the requirements of this Agreement. Each Party will be responsible for the activities of its sales personnel, including compliance with training and detailing requirements and the tracking and reporting of payments or other data under transparency or Sunshine laws. In particular, each Party will provide its sales personnel assigned to the Distribution Product with the level of oversight, management, direction and sales support with respect to the promotion of the Distribution Product necessary to effectively and efficiently promote the Distribution Product in accordance with the terms of this Agreement and Laws.

9.1.3.5 Each Party will be solely responsible for any compensation that is payable to its sales personnel. Humacyte represents and warrants to Fresenius that Humacyte’s compensation programs for its sales personnel do not, and covenants that such programs will not, provide financial incentives that, to its knowledge, facilitate the promotion, sales, and marketing of the Distribution Product in violation of Laws.

9.1.4 Records. Each Party will maintain records and otherwise establish procedures to ensure compliance with all Laws and professional requirements that apply to the promotion and marketing of the Distribution Product.

9.2 Commercialization Expenses. Each Party will bear the Commercialization expenses incurred by such Party in the performance of Commercialization activities related to the Distribution Product in the Field in the Territory.

9.3 Diligence Obligations.

9.3.1 In each country in the Territory in which the applicable Launch Date has occurred, Fresenius will thereafter [***] to Commercialize the Distribution Product in the Field in such country. Fresenius will not be obligated to Commercialize the Distribution Product in any country prior to the Launch Date in such country.

9.3.2 As of the US Launch Date, Fresenius’ purchase commitment for the first Product Year in the US as described in Section 11.3.1.1 will be binding and Fresenius will fund and maintain a dedicated commercial sales team with respect to the Distribution Product in the Field in the US, targeted as of the Effective Date after ramp-up to include [***] commercial sales personnel (the “US Team Diligence Obligation”).

9.3.3 Upon satisfaction of each of the following conditions, Fresenius will [***] to promote the Distribution Product in the Field in the US as the preferred standard of care in the US (the “US Promotion Diligence Obligation”): Humacyte has demonstrated [***] (collectively, the “US Promotion Contingencies”). If at any time either (A) [***] or (B) [***] then, in each case, the US Promotion Diligence Obligation will automatically be suspended until such time as all US Promotion Contingencies are again satisfied; [***].

9.4 Advertising and Promotional Materials.

9.4.1 Branding. Fresenius will lead and develop (and thereafter modify and update) a Branding Strategy for the Distribution Product in the Field in the Territory. [***].

9.4.2 Trademark License. Humacyte hereby grants to Fresenius a non-exclusive, worldwide, royalty-free, fully paid-up, sublicensable (through multiple tiers in accordance with Section 12.3) right and (sub)license to use and display [***] for purposes of Commercializing the Distribution Product in the Field in the Territory. The Parties acknowledge that [***] has established goodwill, and acknowledge the importance of Humacyte’s control over the quality of the use of [***] so as to preserve the continued validity of [***] and to protect the goodwill associated therewith. All goodwill resulting from Fresenius’ use of [***] will inure to the benefit of Humacyte. If Humacyte determines that Fresenius is using or displaying [***] in a manner that is or may be detrimental to Humacyte’s interest, Humacyte may issue reasonable instructions to Fresenius concerning the manner, if any, in which Fresenius may continue to use [***] Fresenius will promptly comply with such instructions.

9.4.3 Promotional Materials.

9.4.3.1 Except as otherwise agreed by the Parties in a subsequent written agreement, Fresenius will, subject to Section 9.4.3.3, be responsible for the creation, preparation, production, reproduction, review (medical, legal, and regulatory), and filing with the applicable Regulatory Authorities, of Promotional Materials relating to the Distribution Product in the Field in the Territory. All such Promotional Materials will be compliant with Laws. Fresenius will own all rights, title, and interest, in and to any and all Promotional Materials in the Territory.

9.4.3.2 Humacyte will not produce marketing materials for the Distribution Product in the Field in the Territory; however, upon Humacyte’s request or as required by Laws, Fresenius will include Humacyte’s name on the marketing materials (including marketing materials to be used by Humacyte in connection with Humacyte’s co-promotion right, as described in Section 9.1.3). Humacyte’s use of marketing materials for the Distribution Product in the Field in the Territory will be limited to use in connection with Humacyte’s co-promotion right, as described in Section 9.1.3. To the extent Humacyte is co-promoting the Distribution Product in the Field in the US pursuant to Section 9.1.3, Humacyte will utilize only Promotional Materials that have been provided by Fresenius as limited by the Fresenius-approved uses and audiences for those Promotional Materials. All detailing activities conducted by Humacyte will be consistent in all material respects with the Promotional Materials so provided. Humacyte will train and instruct its sales personnel to make only those statements and claims regarding the Distribution Product in the Field, including as to efficacy and safety, that are consistent with such product labeling and accompanying inserts and the Promotional Materials.

9.4.3.3 Prior to the use by any Selling Party of a particular claim or group of claims in respect of the Distribution Product in the Field (a “Promotional Claim”) in any Promotional Materials in connection with the Commercialization of the Distribution Product in the Field in the Territory, Fresenius shall provide such Promotional Claim (including proposed amendments to a Promotional Claim that may already have been approved by Humacyte) to Humacyte from time to time during the Term as part of the approval process for such Promotional Claim in order to allow Humacyte to review such Promotional Claim for accuracy. Humacyte shall provide comments regarding the accuracy of such Promotional Claim to Fresenius within [***] after receipt thereof by Humacyte pursuant to procedures mutually agreed by the Parties. Fresenius shall [***] facilitate such review, including by making Fresenius representatives reasonably available to answer questions from Humacyte regarding such Promotional Claim and by providing such communications with applicable Regulatory Authorities with respect to such Promotional Claim as would be reasonably helpful for such review, [***] and provided [***] (a) [***] or (b) [***] The Parties shall [***] agree on a final version of such Promotional Claim within [***] after receipt by Fresenius of Humacyte’s accuracy-related comments with respect to such Promotional Claim in accordance with this Section 9.4.3.3, provided that Humacyte may only withhold its agreement with respect to such final version for accuracy-related reasons. For clarity, Fresenius shall ensure that no Selling Party uses any Promotional Materials containing any Promotional Claim except for final versions of Promotional Claims to the extent mutually agreed upon by the Parties pursuant to this Section 9.4.3.3. Once a Promotional Claim is approved in accordance with this Section 9.4.3.3, Fresenius may [***].

9.4.4 Distribution Product Packaging. Notwithstanding anything in this Agreement to the contrary, Humacyte will be responsible for container labeling and packaging in accordance with Laws.

9.4.5 No Qualification. The provisions of this Section 9.4 shall not in any way limit or qualify the obligations of Fresenius under Section 9.9.

9.5 Recalls, Market Withdrawals, or Corrective Actions. The Party who holds the Regulatory Approval of the Distribution Product in the Field in a particular country will be responsible for complaint handling and investigation and will have the sole right to decide whether to conduct any recall or other similar market withdrawal or other action for the Distribution Product in such country, will decide the manner in which any such action will be conducted (including any action requested by a Regulatory Authority) and will be responsible for conducting the same. Such Party will [***]. If a Party incurs expenses under this Section 9.5 for which such Party is not responsible, such Party may [***]. Each Party will reasonably cooperate with the other Party with respect to the conduct of any recall or other similar market withdrawal or other action for the Distribution Product.

9.6 Price Reporting Obligations in the US. Prior to the Launch Date in the US, the Parties will determine which Party will be responsible for price reporting obligations in respect of the Distribution Product in the Field in the US (including for Medicare, Medicaid, and the United States Department of Veterans Affairs); the Parties acknowledge that such obligations should rest with the entity whose labeler code is included in the National Drug Code(s) for the Distribution Product as sold by Humacyte to Fresenius hereunder. Fresenius may [***] any price reporting obligations that may be assigned to Fresenius by the Parties pursuant to this Section 9.6. [***]

9.7 Medicare Pricing. Humacyte will be solely responsible for all activities required to obtain Medicare coverage and payment recognition (including, to the extent applicable, a payment rate) for the Distribution Product. It is acknowledged that the Party determined by the Parties to be responsible for price reporting obligations pursuant to Section 9.6 may influence Medicare coverage and payment rates. Each Party will use, in connection with its allocated responsibilities under Section 9.6 and this Section 9.7, [***] to obtain and maintain, as applicable, the Medicare coverage and payment rates with respect to the Distribution Product in the Field that would be most favorable to the Parties after taking into account the terms of this Agreement. The Parties will cooperate with each other in seeking such Medicare coverage and payment recognition (including, to the extent applicable, a payment rate).

9.8 Post-Marketing Commitments. The Parties acknowledge that Fresenius’ rights and responsibilities hereunder in respect of Commercialization of the Distribution Product in the Field in the Territory, including under Section 9.1.1 and Section 9.1.2.1, include such rights and responsibilities in respect of the design and conduct of (a) Post-Marketing Commitments in respect of the Distribution Product in the Field and (b) other post-approval Clinical Studies in respect of the Distribution Product in the Field not required to obtain, support, or maintain Regulatory Approval (other than Pricing Approval) for the Distribution Product, and agree that the design and conduct of any corresponding Clinical Study will be determined [***] if such Clinical Study is in the Field. However, Fresenius will not conduct any such Clinical Study outside of the Field without obtaining Humacyte’s prior written consent.

9.9 Commercialization Standards of Conduct.

9.9.1 Fresenius shall, and shall cause its Related Parties to, in all material respects comply with all Laws in Commercializing the Distribution Product hereunder, including, to the extent applicable, the FD&C Act; the PHSA, as amended; the United States Prescription Drug Marketing Act of 1987, as amended; US Anti-Kickback Statute; the United States Health Insurance Portability and Accountability Act of 1996, as amended; and all federal, state and local “fraud and abuse”, consumer protection, and false claims statutes and regulations in the United States, including the Medicare and State Health Program Anti-Fraud and Abuse Amendments of the Social Security Act and the “Safe Harbor Regulations” found at 42 C.F.R. §1001.952 et seq.; the United States Office of the Inspector General’s Compliance Guidance Program; and all equivalents of the foregoing in any Ex-US country or territory.

9.9.2 Fresenius shall not, and shall cause its Related Parties not to, Promote the Distribution Product in any country in the Territory for any use or indication not approved by the applicable Regulatory Authorities in such country or otherwise in contravention of any Laws.

9.9.3 Fresenius shall, and shall cause its Related Parties to, ensure that all sales representatives Promoting the Distribution Product in a country in the Territory (a) have skills, training and experience generally consistent with industry standards in such country applicable to the Promotion of a prescription biological product in such country and (b) have satisfactorily completed Distribution Product-specific training and ethics and compliance training consistent with industry standards in such country and Fresenius’ internal practices, standard operating procedures, and standards.

9.9.4 Fresenius shall not, and shall cause its Related Parties not to, (a) make any statement, representation, or warranty, oral or written, concerning the Distribution Product in any country in the Territory, or use any labeling, literature, Promotional Materials or other marketing materials for the Distribution Product in such country, that (i) is contrary to or inconsistent with the Regulatory Approval for the Distribution Product in such country in a manner that violates any Laws in such country or (ii) violates any Laws in such country, or (b) without limiting Fresenius’ obligations under Section 14.4, make any arrangements with, make payments to, or provide gifts or other incentives to, any healthcare professionals in any country in the Territory in violation of Laws in such country relating thereto.

9.9.5 Fresenius shall, and shall cause its Related Parties to, ensure that its and their sales representatives are familiar with the procedures, obligations, responsibilities and rights for which provision is made in this Agreement as applicable to the performance of Promotion activities in respect of the Distribution Product.

10. PAYMENTS.

10.1 Purchase Price Payments.

10.1.1 Purchase Price Payments for Distribution Product in the US.

10.1.1.1 For the Units of Distribution Product sold by any Selling Party for use in the US, Fresenius will pay to Humacyte an aggregate purchase price of [***] for such sales; provided that during the first [***] in the US, with respect to sales by a Selling Party to Specified Payors, Fresenius will pay Humacyte a purchase price per each applicable Unit of Distribution Product equal to the greater of (a) [***] of Net Sales for such Unit or (b) the amount equal to COGS plus [***] for such Unit.

10.1.1.2 Notwithstanding Section 10.1.1.1, if during the first [***] in the US the average price paid by Specified Payors per Unit of the Distribution Product sold by the Selling Parties for use in the US for any one (1) Calendar Quarter is less than the amount equal to COGS plus [***] then the Parties will convene a meeting of the JSC to discuss forecasts and purchase commitments. Following such meeting, Fresenius may decrease its purchase obligation with respect to the US [***].

10.1.1.3 Notwithstanding Section 10.1.1.1, if any Unit of Distribution Product is used [***] or [***] Fresenius will pay Humacyte a purchase price for such Unit equal to COGS plus [***] for such Unit.

10.1.2 Purchase Price Payments for Distribution Product in the Ex-US.

10.1.2.1 For each Unit of Distribution Product sold by any Selling Party for use in an Ex-US country, (i) [***] for such Ex-US country, Fresenius will pay Humacyte (or, if directed by Humacyte, any of Humacyte’s Related Parties, to the extent permitted by Law) a purchase price for such Unit equal to COGS plus [***] and (ii) [***] for an Ex-US country, Fresenius will pay Humacyte (or, if directed by Humacyte, any of Humacyte’s Related Parties, to the extent permitted by Law) a purchase price of [***] of Net Sales for such Unit.

10.1.2.2 Notwithstanding Section 10.1.2.1, if any Unit of Distribution Product is used (a) [***] (b) [***] or (c) [***] Fresenius will pay Humacyte (or, if directed by Humacyte, any of Humacyte’s Related Parties, to the extent permitted by Law) a purchase price for such Unit equal to [***].

10.1.3 [***]

10.1.3.1 [***]

10.1.3.2 [***]

10.1.4 Only One Payment. Only one payment will be due with respect to the same Unit of Distribution Product, even if the manufacture, use, sale, offer for sale, or importation of such Distribution Product infringes more than one claim of the Humacyte Patents.

10.1.5 COGS. [***] commencing upon [***] and continuing for [***] within [***] after the end of [***], Humacyte will furnish to Fresenius a written report that shows the calculation of COGS per Unit of Distribution Product [***]. From time to time, upon Fresenius’ request, Humacyte will provide to Fresenius the calculation of COGS per Unit of Distribution Product, [***].

10.2 Payment Terms.

10.2.1 Manner of Payment. All payments to be made by a Party hereunder will be made in Dollars by wire transfer to such bank account as the other Party may designate. Fresenius may make any payment hereunder from Fresenius or any of its Affiliates.

10.2.2 Reports, Invoices, and Payments for Sales. [***] commencing upon [***] and continuing for [***] within [***] after the end of [***], Fresenius will furnish to Humacyte a written report that includes the following information for such [***]: (a) [***] (b) [***] (c) [***] (d) [***] and (e) [***] (each, a “Sales Report”). All such reports will be treated as Confidential Information of Fresenius. Upon receipt of a Sales Report, Humacyte will issue an invoice to Fresenius for the amount of aggregate purchase price set forth in such Sales Report. Fresenius will pay the aggregate purchase price for [***] set forth in any such invoice within [***] after receipt of such invoice.

10.2.3 Invoices and Payments for [***]. Within [***] after the end of [***], Humacyte will issue an invoice to Fresenius for the amount of the [***] for such [***]. Fresenius will pay such amount within [***] after receipt of such invoice. Upon Fresenius’ request, Humacyte will provide documentation of [***].

10.2.4 Records and Audits. Each Party will keep complete, true, and accurate books and records in relation to this Agreement in accordance with its Accounting Standards. Each Party will keep such books and records for at least [***] following the Calendar Quarter to which they pertain. Each Party (the “Auditing Party”) may, upon written request, cause an internationally-recognized independent accounting firm (the “Auditor”) that is reasonably acceptable to the other Party (the “Audited Party”) to inspect the relevant records of such Audited Party and its Affiliates to verify the payments made by and to the Audited Party and the related reports, statements and books of accounts, as applicable, including, with respect to Humacyte as the Audited Party, the calculation of COGS; provided that [***] whichever is earlier, Humacyte’s rights under this Section 10.2.4 [***] and Fresenius hereby agrees to keep records in the United States [***] as are necessary for Humacyte to exercise its rights under this Section 10.2.4. Before beginning its audit, the Auditor will execute an undertaking acceptable to the Audited Party by which the Auditor agrees to keep confidential all information reviewed during the audit. Each Party and its Affiliates will make their records available for inspection by the Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from the Auditing Party. The Auditor will review the records solely to verify the accuracy of the Audited Party’s compliance with the financial terms of this Agreement. Such inspection right will not be exercised more than [***] in any [***] and not more frequently than [***] with respect to records covering any specific period of time. In addition, the Auditing Party will only be entitled to audit the books and records of the Audited Party from the [***] prior to the [***] in which the audit request is made. The Auditing Party agrees to hold in strict confidence all information received and all information learned in the course of any audit or inspection, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with any Laws, regulation or judicial order. The Auditor will provide its audit report and basis for any determination to the Audited Party at the time such report is provided to the Auditing Party before it is considered final. In the event that the final result of the inspection reveals an undisputed underpayment or overpayment by either Party, the underpaid or overpaid amount will be settled promptly. The Auditing Party will pay for such inspections, as well as its expenses associated with enforcing its rights with respect to any payments hereunder provided that if the Auditor determines that the Audited Party has over reported costs or underpaid any amounts due hereunder, in either case by more than [***] of the total costs or payments due hereunder for the applicable [***] as applicable, then the fees and expenses charged by the Auditor will be paid by Audited Party.

10.2.5 Currency Exchange. Amounts invoiced in a currency other than Dollars will be converted into Dollars by using calculated using [***] as applied in [***] Fresenius will [***] to invoice customers for Distribution Product in Dollars.

10.2.6 Taxes.

10.2.6.1 VAT. It is understood and agreed between the Parties that any payments made under this Agreement are exclusive of VAT. Where VAT is properly added to a payment made under this Agreement, the Party making the payment will pay the amount of such VAT only on receipt of a valid Tax invoice (or, where there is no provision in the legislation for the jurisdiction concerned that a VAT invoice is required to be issued, a written demand containing such information as is customary in that jurisdiction) issued in accordance with the Laws and regulations of the country in which the VAT is chargeable.

10.2.6.2 Withholding Taxes. In the event any payments made pursuant to this Agreement become subject to withholding Taxes under the Law or regulations of any jurisdiction, the Party making such payment will deduct and withhold the amount of such Taxes for the account of the payee to the extent required by Law or regulations and such amounts payable to the payee will be reduced by the amount of Taxes deducted and withheld. Any such withholding Taxes required under Law or regulations to be paid or withheld will be an expense of, and borne solely by, the payee, and the payee will indemnify and hold harmless the Party making any payment pursuant to this Agreement for any such withholding Taxes (including, for the avoidance of doubt, any additional amounts of Taxes later determined by a Tax authority to have been required to be withheld).

10.2.6.3 No Other Reductions. Subject to Section 10.2.6.2 and [***] the amounts payable hereunder will not be reduced on account of any Taxes, unless required by Laws.

10.2.6.4 Tax Exemptions and Credits. The Parties will cooperate with each other in seeking any tax exemption or credits that may be available with respect to the Distribution Product.

10.2.6.5 Tax Cooperation. To the extent that the Party making a payment is required to deduct and withhold Taxes on any payments under this Agreement, the Party making such payment will pay the amounts of such Taxes to the proper Tax authority in a timely manner and promptly transmit to the payee an official Tax certificate or other evidence of such withholding sufficient to enable the payee to claim such payments of Taxes. To the extent that the Party making a payment under this Agreement is required to deduct and withhold Taxes on any such payment, such Party will provide the payee with written notice of the required withholding as promptly as reasonably practical (and in any event, no later than [***]) prior to making such payment and will cooperate with the payee as provided in this Section 10.2.6.5 in order to mitigate the imposition of such withholding Taxes, and the payee will provide any Tax forms to the Party making such payment that may be reasonably necessary in order for such Party not to withhold Tax or to withhold Tax at a reduced rate under an applicable bilateral income Tax treaty. The payee will [***] provide any such Tax forms to the Party making the payment at least [***] prior to the due date for any payments for which the payee desires that the Party making the payment apply a reduced withholding rate. Each Party will provide the other with reasonable assistance to minimize, as permitted by Law, withholding Taxes, VAT, or similar obligations resulting from payments made under this Agreement. Each Party will also provide the other with reasonable assistance to enable the recovery, as permitted by Law, of withholding Taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding Tax or VAT.

10.2.7 Blocked Payments. In the event that, by reason of Laws in any country, it becomes impossible or illegal for a Party to transfer, or have transferred on its behalf, payments owed the other Party hereunder, such Party will promptly notify the other Party of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of the other Party in a recognized banking institution designated by the other Party or, if none is designated by the other Party within a period of [***] in a recognized banking institution selected by the transferring Party, as the case may be, and identified in a written notice given to the other Party.

11. MANUFACTURING AND SUPPLY.

11.1 Manufacturing Responsibilities. Humacyte will be solely responsible for Manufacturing (or having Manufactured) all Distribution Product and will [***] Manufacture (or have Manufactured) Distribution Product in sufficient quantities as required for completion of the activities contemplated under this Agreement, including (a) for the performance of all Development activities, including all Clinical Studies, and (b) as required by a Fresenius binding forecast, provided that such Manufacturing obligations shall not apply with respect to the Manufacture of Distribution Product [***] unless and until the Parties mutually agree, following discussion through the JSC, including in light of the expected [***] and the availability to Humacyte of any information necessary for Humacyte to Manufacture Distribution Product for sale in the Field [***] that is compliant with Law, that such obligations will apply with respect to [***]. Notwithstanding anything in this Agreement to the contrary, in addition to all other conditions for a Launch Date to occur [***] no such Launch Date will occur prior to the satisfaction of the conditions in the previous sentence with respect to [***]. Humacyte will Manufacture all Distribution Product to be supplied hereunder at the Facility. Each Unit of Distribution Product delivered to Fresenius will have a shelf life, measured by reference to the end of [***] carried out on the last calendar day of [***] of at least [***],

11.2 Development Supply to Fresenius. For all Development activities to be conducted by Fresenius hereunder in the ROW, the Parties will agree [***] in such activities and a delivery schedule for such Units.

11.3 Forecasts.

11.3.1 Forecasts for US. In respect of Distribution Product to be supplied by Humacyte to Fresenius hereunder for resale for use in the US:

11.3.1.1 On or before that the date that is [***] prior to the reasonably anticipated US Launch Date, the Parties will agree on a delivery schedule for at least [***] Units of Distribution Product to be delivered by Humacyte during the [***] in the US for resale for use in the US, such schedule to be broken down by [***] with Humacyte to have sufficient flexibility in supplying quarterly requirements for Distribution Product as is necessary to reasonably accommodate [***] in the US.

11.3.1.2 On or before the date that is the [***] of the US Launch Date, Fresenius will deliver to Humacyte a binding forecast for Distribution Product to be delivered by Humacyte during the [***] in the US for resale for use in the US.

11.3.1.3 On or before the date that is [***] following the [***] of the US Launch Date, Fresenius will deliver to Humacyte a binding forecast for Distribution Product to be delivered by Humacyte during the [***] in the US for resale for use in the US, such schedule to be broken down by [***].

11.3.1.4 During the remainder of the Term for the US, on or before the date that is [***] following the [***] and [***] of the US Launch Date, Fresenius will deliver to Humacyte a binding forecast for Distribution Product to be delivered by Humacyte during [***] in the US for resale for use in the US, such schedule to be broken down by [***].

11.3.1.5 Subject to adjustment as set forth in Section 10.1.1.2, each forecast delivered to Humacyte in accordance with this Section 11.3 will be binding on Fresenius; provided that, in the event of a Supply Failure or Serious Adverse Event, Fresenius shall have the right, upon written notice to and after consultation with Humacyte, to adjust its binding forecasts to reasonably decrease the amount of Distribution Product to be delivered [***].

11.3.2 Forecasts for Ex-US. Prior to launching the Distribution Product in a country in the Ex-US, the Parties will agree on the forecast requirements for such country.

11.3.3 Orders in Excess of a Forecast. In the event that Fresenius orders Distribution Product from Humacyte in excess of the applicable forecast, Humacyte will [***] deliver such Distribution Product in accordance with the schedule requested by Fresenius; provided that, in the event of a Supply Failure or Serious Adverse Event, Fresenius shall have the right, upon written notice to and after consultation with Humacyte, to adjust its forecasts to reasonably decrease the amount of Distribution Product ordered in excess of a forecast [***].

11.4 Shortages. In the event of a shortage of (a) any materials required to Manufacture Distribution Product or (b) Distribution Product, Humacyte will allocate the available materials to the Manufacture of Distribution Product for sale to Fresenius and will allocate the available Distribution Product for sale to Fresenius, in each case ((a) or (b)), to the extent of any binding forecasts then in place pursuant to Section 11.3 [***]. Prior to the Launch Date in the US, Humacyte will, for each raw material needed to Manufacture the Distribution Product in the Field, [***] either (a) at least [***] such raw material to Humacyte or (b) [***] for such raw material under which [***] for the manufacture of such raw material.

11.5 Facility Capacity. Humacyte will build out its manufacturing capability such that by the date that is the [***] of the US Launch Date Humacyte will have the capacity to produce, [***] at the Facility, the lesser of (a) [***] Units of Distribution Product and (b) the volume of Distribution Product reflected in the binding forecast for the US provided by Fresenius pursuant to Section 11.3.1 in respect of the [***] in effect as of the [***] anniversary of the US Launch Date. [***]

11.6 Supply Failure and Technology Transfer. If there is a Supply Failure with respect to the Distribution Product, then, [***] Humacyte will either (a) build and qualify an additional manufacturing facility that will be capable of providing such Distribution Product in accordance with this Agreement or (b) conduct a manufacturing technology transfer to a Third Party contract manufacturer identified by Humacyte such that the Third Party manufacturer will be able to manufacture such Distribution Product and supply it to Humacyte. In the event that Humacyte conducts a manufacturing technology transfer to a Third Party pursuant to this Section 11.6, Humacyte will [***].

11.7 Delivery. Unless otherwise agreed by the Parties, Distribution Product will be delivered to Fresenius EXW (Incoterms 2010) the Facility. Unless otherwise agreed upon by the Parties, title to, and risk of loss, of Distribution Product will pass to Fresenius [***].

11.8 Testing and Acceptance of Distribution Product.

11.8.1 Specifications. From time to time, Humacyte may amend or supplement the Specifications [***]. Humacyte will notify Fresenius in writing prior to adopting or implementing any such amendments or supplements and will consider in good faith any comments Fresenius may have regarding such amendments or supplements. If the Parties do not agree on the adoption or implementation of a material amendment or supplement to the Specifications, prior to Humacyte implementing or adopting the same, [***] notwithstanding anything therein to the contrary, Humacyte may adopt or implement the relevant amendment or supplement to the Specifications. If Humacyte has complied with this Section 11.8.1, the amended or supplemental Specifications will be the “Specifications” for the purposes of this Agreement from the date of adoption or implementation thereof by Humacyte until the date on which, if any, Humacyte adopts or implements further amended or supplemented Specifications in accordance with this Section 11.8.1.

11.8.2 Testing by Humacyte. The Distribution Product to be supplied by Humacyte hereunder will be Manufactured in accordance with the Manufacturing Process and cGMP. Each Batch of such Distribution Product will be sampled and tested by Humacyte as required by the Specifications, and the quality assurance department of Humacyte will review the documentation relating to the Manufacture of the Batch and will assess if the Manufacture has taken place in compliance with the Manufacturing Process and cGMP. In all events, Humacyte will test at least [***] pursuant to this Agreement.

11.8.3 Provision of Records. If, based upon such tests and documentation review, a Batch of Distribution Product conforms to the Specifications and was Manufactured in accordance with the Manufacturing Process and cGMP, then a Certificate of Compliance will be completed and approved by the quality assurance department of Humacyte. The Batch Documentation for each Batch of Distribution Product will be (a) made available to Fresenius for downloading by Fresenius on a secure managed server and (b) delivered to Fresenius by a reputable overnight courier or by registered or certified mail, postage prepaid, return receipt required to verify delivery date. [***] Upon request, Humacyte will also deliver to Fresenius [***]. If Fresenius requires additional copies of such Batch Documentation [***].

11.8.4 Review of Batch Documentation; Acceptance. Fresenius will review [***]. Fresenius will notify Humacyte in writing of its acceptance or rejection of such Batch within [***] of receipt of the complete Batch Documentation relating to such Batch. During this review period, the Parties agree to respond promptly, but in any event within [***] to any reasonable inquiry or request for a correction or change by the other Party with respect to such Batch Documentation. Fresenius has no obligation to accept a Batch if such Batch does not comply with the Specifications and/or was not Manufactured in accordance with the Manufacturing Process and cGMP.

11.8.5 Disputes. In case of any disagreement between the Parties as to whether Distribution Product conforms to the applicable Specifications or cGMP, the quality assurance representatives of the Parties will attempt in good faith to resolve any such disagreement and Fresenius and Humacyte will follow their respective standard operating procedures to determine the conformity of the Distribution Product to the Specifications and cGMP. If the foregoing discussions do not resolve the disagreement in a reasonable time (which will not exceed [***]), a representative sample of such Distribution Product and/or relevant documentation [***] such Distribution Product conforms with such Specifications and/or cGMP. [***] meet cGMP. The [***] and [***] will not be unreasonably withheld, conditioned or delayed by either Party. Such [***] will use the test methods contained in the applicable Specifications. The determination of conformance [***] as applicable, with respect to all or part of such Distribution Product will be final and binding on the Parties absent manifest error. The fees and expenses [***] incurred in making such determination will be paid by [***].

11.8.6 Remedies for Non-Conforming Product. If a Batch of Distribution Product fails to conform to the Specifications or was not Manufactured in accordance with the Manufacturing Process and cGMP (collectively, “Non-Conforming Product”), then Humacyte will Manufacture a new Batch of Distribution Product that conforms to Specifications, and is Manufactured in accordance with the Manufacturing Process and cGMP.

11.9 Disposition of Distribution Product and Non-Conforming Distribution Product. The final decision as to whether to release and ship Distribution Product, will (a) [***] and (b) [***] Humacyte will be responsible for the disposal of Non-Conforming Product.

11.10 Quality Agreements. For each country in the Territory, within time to ensure that all regulatory requirements are met (but in no event later than the Launch Date for such country), the Parties will negotiate in good faith and either (a) enter into a quality agreement that describes the relationship of the Parties and the responsibilities of each Party regarding quality systems practices and activities concerning the Distribution Product for such country or (b) amend a quality agreement that was previously entered into pursuant to clause (a) of this Section 11.10 in order to include such country (all such quality agreements, the “Quality Agreements”). Each Quality Agreement entered into pursuant to the foregoing sentence will be reviewed, revised and approved by senior quality assurance representatives from both Parties on a periodic basis, as appropriate. In the event of a conflict between the terms and conditions of this Agreement and any Quality Agreement, the terms and conditions of such Quality Agreement will control with respect to quality matters, and the terms and conditions of this Agreement will control with respect to all other matters.

12. LICENSES.

12.1 License Grants to Fresenius.

12.1.1 Commercialization. Subject to the terms and conditions of this Agreement, Humacyte hereby grants to Fresenius and its Affiliates an exclusive (even as to Humacyte and its Affiliates), non-transferable (except as provided in Section 18.1), sublicensable (in accordance with Section 12.3) (sub)license (including a right of reference) under the Humacyte Technology to Commercialize the Distribution Product in the Field in the Territory; provided that (a) Humacyte will retain those rights under such (sub)license grant for Humacyte and its Related Parties to perform Humacyte’s obligations under this Agreement, and (b) such (sub)license grant will be co-exclusive with Humacyte solely to the extent necessary to allow Humacyte to carry out its obligations and exercise its rights under Section 9.1.3.

12.1.2 Development. Subject to the terms and conditions of this Agreement, Humacyte hereby grants to Fresenius and its Affiliates a non-exclusive, non-transferable (except as provided in Section 18.1), sublicensable (in accordance with Section 12.3) (sub)license (including a right of reference) under the Humacyte Technology to carry out Fresenius’ Development-related obligations, and exercise Fresenius’ Development-related rights, in respect of the Distribution Product in the Field in the Territory.

12.1.3 Distribution Product Technology. Subject to the terms and conditions of this Agreement, Humacyte hereby grants to Fresenius and its Affiliates a perpetual, irrevocable, fully paid-up, non-exclusive, transferable, freely sublicensable (through multiple tiers) license (including a right of reference) under the Distribution Product Technology created, conceived or developed solely or jointly by or on behalf of Fresenius for any and all purposes.

12.2 License Grants to Humacyte.

12.2.1 Subject to the terms and conditions of this Agreement, Fresenius hereby grants Humacyte a non-exclusive, non-transferable (except as provided in Section 18.1), non-sublicensable license in the Field in the US to use, distribute and display the Fresenius Promotional Materials solely in connection with exercising Humacyte’s rights and performing its obligations under Section 9.1.3.

12.2.2 Subject to the terms and conditions of this Agreement, Fresenius hereby grants Humacyte a non-exclusive, non-transferable (except as provided in Section 18.1), sublicensable (in accordance with Section 12.3) license (including a right of reference) under the Fresenius Technology solely (a) to Develop and Manufacture the Distribution Product in the Field anywhere in the world for sale to the Selling Parties in the Territory and (b) to exercise Humacyte’s rights and perform its obligations under Section 9.1.3.

12.2.3 Subject to the terms and conditions of this Agreement, Fresenius hereby grants Humacyte a non-exclusive, non-transferable (except as provided in Section 18.1), non-sublicensable license under the Fresenius Technology to Exploit the Distribution Product in the Territory but solely outside the Field.

12.3 Sublicensing Terms.

12.3.1 Sublicensing Rights. Without the prior consent of Humacyte, but subject to Section 9.1.2.1 and this Section 12.3, Fresenius will have the right to sublicense (through multiple tiers) any of its rights under Section 12.1 to any Third Party. Without the prior consent of Fresenius, but subject to Section 9.1.3 and this Section 12.3, Humacyte will have the right to sublicense (through multiple tiers) any of its rights under Section 12.2 to any Third Party.

12.3.2 Sublicensing Agreements. Each sublicense granted by a Party pursuant to this Section 12.3 will be subject and subordinate to this Agreement and will contain provisions consistent with the terms and conditions of this Agreement. As soon as reasonably practicable thereafter, the Party granting a sublicense will provide the other Party with a copy of any executed sublicense agreement covering a material sublicense granted hereunder (which copy may be redacted to remove provisions that are not necessary to monitor compliance with this Section 12.3), and will contain a requirement that the Sublicensee comply with the confidentiality and non-use provisions of Section 13 with respect to the other Party’s Confidential Information.

12.3.3 Liability. Notwithstanding any sublicense, each Party will remain primarily liable to the other Party for the performance of all of its obligations under, and compliance with all provisions of, this Agreement.

12.3.4 Certain Covenants in respect of Humacyte In-Licenses.

12.3.4.1 Sublicensing. Notwithstanding anything to the contrary in this Section 12.3, if the consent of one or more entities is required in order for Fresenius to grant a sublicense of its rights under a Humacyte In-License, Fresenius shall not, and shall ensure that its Sublicensees shall not, grant any such sublicense without first obtaining the consent of such entities with respect to such sublicense.

12.3.4.2 No Breach. Fresenius shall not, and shall ensure that its Affiliates and Sublicensees shall not, take or fail to take any action if doing so would cause Humacyte to be in material breach of any Humacyte In-License; provided, however, (a) that Humacyte must have provided Fresenius with a true and accurate copy of such Humacyte In-License prior to the occurrence of the alleged breach and (b) [***].

12.4 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by a Party to the other are and will otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The Parties agree that the Parties and Fresenius’ Sublicensees, as Sublicensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the Bankruptcy Code and any foreign counterpart thereto. The Parties further agree that upon commencement of a bankruptcy proceeding by or against a Party (the “Bankrupt Party”) under the Bankruptcy Code, the other Party (the “Non-Bankrupt Party”) will be entitled to a complete duplicate of, or complete access to (as the Non-Bankrupt Party deems appropriate), all such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments of such intellectual property will be promptly delivered to the Non-Bankrupt Party (a) upon any such commencement of a bankruptcy proceeding and upon written request by the Non-Bankrupt Party, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under clause (a) above, upon the rejection of this Agreement by or on behalf of the Bankrupt Party and upon written request by the Non-Bankrupt Party. The Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) agree not to interfere with the exercise by the Non-Bankrupt Party of its rights and licenses to such intellectual property and such embodiments of intellectual property in accordance with this Agreement, and agrees to assist the Non-Bankrupt Party in obtaining such intellectual property and such embodiments of intellectual property in the possession or Control of Third Parties as are reasonably necessary or desirable for the Non-Bankrupt Party to exercise such rights and licenses in accordance with this Agreement. The foregoing provisions are without prejudice to any rights the Non-Bankrupt Party may have arising under the Bankruptcy Code or other Laws.

12.5 No Other Rights.

12.5.1 Except as otherwise expressly provided in this Agreement, under no circumstances will a Party or any of its Affiliates, as a result of this Agreement, obtain any ownership interest, license or other right in or to any Know-How, Patents or other intellectual property of the other Party. No rights or obligations not explicitly set forth in this Agreement are intended to be granted or imposed, whether by implication or otherwise, by virtue of this Agreement or the transactions and arrangements contemplated hereby on or in favor of either Party.

12.5.2 For the avoidance of doubt, subject only to Fresenius’ rights under Section 12.6 and the restrictions on Humacyte activities set forth in Section 14.6.8, Humacyte retains rights to (a) Exploit the Distribution Product outside the Field and (b) Exploit products other than the Distribution Product in or outside the Field anywhere in the world.

12.6 Additional Product Distribution Agreements; Follow-On Distribution Agreement.

12.6.1 On an Additional Product-by-Additional Product basis, Humacyte hereby grants Fresenius an exclusive first right of first negotiation to negotiate during the applicable Additional Product Negotiation Period for exclusive, worldwide distribution rights with respect to the Additional Products. [***] During each Additional Product Negotiation Period, the Parties will engage in good faith negotiation to reach agreement on the applicable Additional Product Distribution Agreement.

12.6.2 Humacyte hereby grants Fresenius an exclusive first right of first negotiation to negotiate during the Follow-On Negotiation Period (subject to extension by Humacyte) for exclusive, worldwide distribution rights with respect to Distribution Product for use outside the Field. [***] During the Follow-On Negotiation Period, the Parties will engage in good faith negotiations to reach agreement on the Follow-On Distribution Agreement.

12.6.3 The provisions of this Section 12.6 do not limit the right of Humacyte at any time to pursue discussions regarding, or provide information with respect to, or enter into, a transaction involving a Change of Control of Humacyte.

13. CONFIDENTIALITY AND PUBLICATION.

13.1 Nondisclosure and Non-Use Obligations.

13.1.1 All Confidential Information disclosed by or on behalf of one Party to the other Party under this Agreement will, during any Term and for a period of [***] after the end of all Terms, be maintained in confidence by the receiving Party and will not be disclosed to a Third Party or used for any purpose except to exercise its rights or to perform its obligations hereunder, or as otherwise set forth herein, without the prior written consent of the disclosing Party. The existence and terms of this Agreement are the Confidential Information of each Party. All information exchanged between the Parties regarding the Prosecution and Maintenance and enforcement and defense of the Patents under Section 16 will be the Confidential Information of the disclosing Party. All reports delivered by Fresenius or its Affiliates to Humacyte or its Affiliates hereunder will be the Confidential Information of Fresenius; and all reports delivered by Humacyte or its Affiliates to Fresenius or its Affiliates hereunder will be the Confidential Information of Humacyte.

13.1.2 Exceptions to Confidentiality. The obligations of nondisclosure and non-use set forth in this Section 13.1 will not apply to the extent that such Confidential Information:

13.1.2.1 is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

13.1.2.2 is known to the public before its receipt from the disclosing Party, or thereafter becomes generally known to the public through no breach of this Agreement by the receiving Party;

13.1.2.3 is subsequently disclosed to the receiving Party by a Third Party who is not known by the receiving Party to be under an obligation of confidentiality to the disclosing Party; or

13.1.2.4 is developed by the receiving Party independently of Confidential Information received from the disclosing Party, as documented by the receiving Party’s business records.

13.1.3 Permitted Disclosures. Notwithstanding the obligations of confidentiality and non-use set forth above, a receiving Party may provide Confidential Information disclosed to it, and disclose the existence and terms of this Agreement as may be reasonably required in order to perform its obligations or exercise its rights under this Agreement, and specifically to (a) Related Parties, and their employees, directors, agents, consultants, or advisors to the extent necessary for the potential or actual performance of its obligations or exercise its rights under this Agreement in each case who are under an obligation of confidentiality with respect to such information that is no less stringent than the terms of this Section 13.1.3; (b) Regulatory Authorities or other Governmental Authorities in order to obtain patents or perform its obligations or exercise its rights under this Agreement, provided that such Confidential Information will be disclosed only to the extent reasonably necessary to do so, and where permitted, subject to confidential treatment; (c) the extent required by Law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity; and (d) with respect to the terms of this Agreement only, any bona fide actual or prospective Acquirers, underwriters, financial advisors, investors, lenders, or other non-strategic financing sources and any bona fide actual or prospective collaborators, licensors, Sublicensees, licensees, or strategic partners and to employees, directors, agents, consultants, and advisers of any such Third Party, in each case, who are under obligations of confidentiality and non-use with respect to such information that is no less stringent than the terms of this Section 13.1.3 (but of duration customary in confidentiality agreements entered into for a similar purpose with underwriters, financial advisors, investors, lenders, or other non-strategic financing sources but not less than [***]). If a Party is required by Law to disclose Confidential Information of the other Party that is subject to the confidentiality or non-disclosure provisions of this Section 13, then if legally permitted, such Party will promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure. Notwithstanding Section 13.1.2, Confidential Information that is permitted or required to be disclosed will remain otherwise subject to the confidentiality and non-use provisions of this Section 13.1.3. If either Party concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States, then such Party will, a reasonable time prior to any such filing, provide the other Party with a copy of such agreement showing any provisions hereof as to which the Party proposes to request confidential treatment, will provide the other Party with an opportunity to comment on any such proposed redactions and to suggest additional redactions, and will take such Party’s reasonable comments into consideration before filing such agreement and [***] have terms identified by such other Party afforded confidential treatment by the applicable regulatory agency.

13.1.4 Publication and Publicity.

13.1.4.1 Publication. Except for disclosures permitted in accordance with Section 13.1.3, either Party wishing to make a publication or public presentation that contains the Confidential Information of the other Party or any results of activities under this Agreement will deliver to the other Party a copy of the proposed written publication or presentation at least [***] prior to submission for publication or presentation. The reviewing Party will have the right to (a) propose modifications to the publication or presentation for patent reasons or trade secret reasons or to remove Confidential Information of the reviewing Party or its Related Parties, and the publishing Party will remove all Confidential Information of the reviewing Party if requested by the reviewing Party and otherwise use good faith efforts to reflect such Party’s reasonable comments, or (b) request a reasonable delay in publication or presentation in order to protect patentable information. If the reviewing Party requests a delay to enable the reviewing Party to file patent applications protecting such Party’s right in such information, then the publishing Party will delay such submission or presentation for a period of [***] (or such shorter period as may be mutually agreed by the Parties). All publications made pursuant to this Section 13.1.4.1 will be prepared, presented, and published in accordance with pharmaceutical industry accepted guidelines.

13.1.5 Publicity. Except as set forth in Section 13.1.2, Section 13.1.3, Section 13.1.4 or Section 13.2, the terms of this Agreement may not be disclosed by either Party. Neither Party will use the name, Trademark, trade name or logo of the other Party or its employees in any publicity, news release or disclosure relating to this Agreement or the activities of the Parties hereunder, in each case, without the prior express written permission of the other Party, except (a) as may be required by Laws, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in any country other than the United States or of any stock exchange or listing entity, provided that the Party making such disclosure or use of the name, Trademark, trade name, or logo of the other Party or its employees, gives the other Party reasonable prior written notice and otherwise complies with Section 13.1.3, or (b) as expressly permitted by the terms hereof. [***]

13.2 Press Releases. Except as provided in Section 13.1.5, neither Party will issue any press release or public announcement relating to this Agreement without the prior written approval of the other Party (such approval will not be unreasonably withheld, conditioned or delayed), except that a Party may (a) once a press release or other public statement is approved in writing by both Parties, make subsequent public disclosure of the information contained in such press release or other written statement without the further approval of the other Party (so long as such information remains true and correct), and (b) issue a press release or public announcement as required by Laws (including a press release corresponding to any securities disclosure, such as pursuant to a Form 8-K), including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity, provided that the Party issuing such press release gives reasonable prior notice to the other Party of and the opportunity to comment on the press release or public announcement, and otherwise complies with this Section 13.

14. REPRESENTATIONS, WARRANTIES AND COVENANTS.

14.1 Mutual Representations and Warranties as of the Effective Date. Each Party represents and warrants to the other Party, as of the Effective Date, that:

14.1.1 such Party is a corporation duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation or formation;

14.1.2 such Party has all requisite corporate power and corporate authority to enter into this Agreement and to carry out its obligations under this Agreement;

14.1.3 all requisite corporate action on the part of such Party, its directors and stockholders required by Laws for the authorization, execution and delivery by such Party of this Agreement, and the performance of all obligations of such Party under this Agreement, has been taken;

14.1.4 the execution, delivery and performance of this Agreement, and compliance with the provisions of this Agreement, by such Party do not and will not: (a) violate any provision of Laws or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which such Party or any of its assets are bound, or (c) violate or conflict with any of the provisions of such Party’s organizational documents (including any articles or memoranda of organization or association, charter, bylaws or similar documents); and

14.1.5 no consent, approval, authorization or other order of, or filing with, or notice to, any Governmental Authority or other Third Party is required to be obtained or made by such Party in connection with the authorization, execution and delivery by such Party of this Agreement.

14.2 Representations and Warranties by Humacyte. Humacyte represents and warrants to Fresenius, as of the Effective Date, that:

14.2.1 Humacyte Technology.

14.2.1.1 Humacyte has sufficient legal or beneficial title and ownership of, or sufficient license rights under and authority to grant to Fresenius and its Affiliates, the licenses, and other rights set forth in this Agreement under the Humacyte Technology. Without limiting the generality of the foregoing, Humacyte has obtained all necessary consents and fulfilled all necessary conditions applicable to Humacyte, if any, to sublicense to Fresenius under this Agreement all Humacyte Technology.

14.2.1.2 Schedule 14.2.1 sets forth a list of Humacyte Patents as of the Effective Date, and accurately indicates (a) whether any such Patent is solely owned by Humacyte, (b) whether any such Patent is jointly owned by Humacyte with another Person, and the name of any such other Person, and (c) whether any such Patent is the subject of a Humacyte In-License, and the date of, parties to and title of any such Humacyte In-License.

14.2.1.3 Humacyte has delivered to Fresenius a true and accurate copy of each Humacyte In-License set forth on Schedule 14.2.1. Except [***] Fresenius does not need a sublicense under any Humacyte In-License to exercise any of Fresenius’ rights or perform any of Fresenius’ obligations under this Agreement.

14.2.1.4 Neither Humacyte nor any of its Affiliates owns, in-licenses, or has an option or other right to any Patents or Know-How that (a) are necessary or reasonably useful to Exploit the Distribution Product in the Territory and, (b) as of the Effective Date, are not Controlled by Humacyte.

14.2.2 Conflicting Agreements. Other than (a) non-commercial, non-exclusive licenses, (b) government march-in rights, and (c) manufacture in America restrictions, Humacyte has not granted any of its Affiliates or any Third Party, including any academic organization or agency, rights that would interfere or be inconsistent with Fresenius’ rights hereunder and there are no agreements or arrangements to which Humacyte or any of its Affiliates is a party relating to Humacyte Technology that would (i) limit the rights granted to Fresenius under this Agreement or (ii) restrict or result in a restriction on Fresenius’ ability to Exploit the Distribution Product in accordance with this Agreement.

14.2.3 Breach of Humacyte In-License. Neither Humacyte nor its Affiliates are in material breach or default under any Humacyte In-License, and neither Humacyte nor any of its Affiliates has received any written notice of material breach or default with respect to any such Humacyte In-License.

14.2.4 Ownership of Humacyte Technology. With respect to any Humacyte Technology owned by Humacyte, Humacyte and its Affiliates have obtained from all employees and independent contractors who participated in any respect in the invention or authorship thereof, valid and enforceable assignments of all ownership rights of such employees and independent contractors in such Humacyte Technology, either pursuant to written agreement or by operation of law. All of Humacyte’s and its Affiliates’ employees, officers, contractors and consultants have executed agreements, or have existing obligations under Law, requiring assignment to Humacyte or its Affiliate, as applicable, of all right, title, and interest in and to inventions made during the course of and as the result of this Agreement; and, no officer or employee of Humacyte or its Affiliate is subject to any agreement with any other Third Party that requires such officer or employee to assign any interest in any Humacyte Technology to any Third Party. No Third Party whom Humacyte or any of its Affiliates has engaged for research, development, manufacturing or other services related to the Distribution Product owns or controls any technology that is necessary for the Exploitation of the Distribution Product where such ownership or control arose out of the services performed by the applicable Third Party on behalf of Humacyte, except for any such technology as to which Humacyte has obtained a license from the applicable Third Party and such license is either sublicensed to Fresenius hereunder or is not required by Fresenius for the Exploitation of Distribution Product as contemplated by this Agreement.

14.2.5 Confidential Information. All employees, officers, and consultants of Humacyte and its Affiliates have executed agreements, or have existing obligations under Laws, obligating the individual to maintain as confidential Humacyte’s Confidential Information as well as confidential information of other parties (including of Fresenius and its Affiliates) that such individual may receive in the conduct of this Agreement, to the extent required to support Humacyte’s obligations under this Agreement and Humacyte and its Affiliates have taken all reasonable precautions to preserve the confidentiality of the Humacyte Know-How.

14.2.6 Government Funding. Other than (a) non-commercial, non-exclusive licenses, (b) government march-in rights, and (c) manufacture in America restrictions, (i) neither Humacyte nor any of its Affiliates has entered into a government funding relationship that would result in rights to the Distribution Product or any other Humacyte Technology residing in the United States government, National Institutes of Health, National Institute for Drug Abuse or other agency, and (ii) the licenses granted hereunder are not subject to overriding obligations to the United States government as set forth in Public Law 96 517 (35 U.S.C. 200 204), as amended, or any similar obligations under the Laws of any other country.

14.2.7 Validity and Enforceability. Humacyte does not know of any facts that, in Humacyte’s reasonable opinion, indicate that any of the Humacyte Patents are not, or, upon issuance, will not be, valid and enforceable patents. There are no oppositions, nullity actions, interferences, inter-partes reexaminations, inter-partes reviews, post-grant reviews, derivation proceedings, or other proceedings pending or threatened (but excluding office actions or similar communications issued by any Patent Offices in the ordinary course of prosecution of any patent application) that challenge the scope, validity, or enforceability of the Humacyte Patents owned by Humacyte or, to Humacyte’s knowledge, the Humacyte Patents that are licensed to Humacyte. Humacyte has filed and prosecuted patent applications within the Humacyte Patents owned by Humacyte in good faith and has complied with all duties of disclosure with respect thereto. Humacyte has not committed any act, or omitted to commit any act, that may cause the Humacyte Patents owned by Humacyte (or, to Humacyte’s knowledge, any Humacyte Patents that are licensed to Humacyte) to expire prematurely or be declared invalid or unenforceable. Humacyte has timely paid all application, registration, maintenance, and renewal fees in respect of the Humacyte Patents owned by Humacyte and has filed with the applicable Patent Office(s) all necessary documents and certificates for the purpose of maintaining such Humacyte Patents.

14.2.8 No Claims. The owned Humacyte Technology and, to Humacyte’s knowledge, the in-licensed Humacyte Technology is not subject to any judgment or settlement that would reasonably be expected to materially restrict the use thereof or otherwise would reasonably be expected to adversely affect the validity or enforceability thereof.

14.2.9 Non-Infringement. To Humacyte’s knowledge, the Exploitation by Fresenius or its Related Parties or Humacyte or its Related Parties of the Distribution Product does not and will not infringe any valid, issued patent of any Third Party or misappropriate any Know-How of any Third Party. There are no claims, demands, suits, proceedings, arbitrations, or other legal actions of any nature, civil, criminal, regulatory or otherwise, pending or, to Humacyte knowledge, threatened against Humacyte or any of its Related Parties alleging or asserting any of the foregoing.

14.2.10 Compliance with Laws.

14.2.10.1 Humacyte has conducted and will conduct the Development and Manufacture of the Distribution Product in material compliance with all Laws, including current governmental regulations concerning, GLP, GCP, and cGMP.

14.2.10.2 Humacyte has provided to Fresenius true and complete copies of all INDs filed with respect to the Distribution Product, including all amendments and supplements thereto. Humacyte is the lawful holder of all rights with respect to all INDs filed with respect to the Distribution Product.

14.2.10.3 Humacyte is currently and, for the past [***] has been in compliance in all material respects with all Health Care Laws to the extent applicable to the Development and Manufacture of the Distribution Product. Humacyte is not currently and has not been the subject of any enforcement, regulatory or administrative proceedings against or affecting Humacyte relating to or arising under any Health Care Laws, and, to the knowledge of Humacyte, no such enforcement, regulatory or administrative proceeding has been threatened in writing. Humacyte is not a party to any corporate integrity agreements, monitoring agreements, deferred prosecution agreements, consent decrees, settlement orders, or similar agreements imposed by any Regulatory Authority or other Governmental Authority.

14.2.10.4 Humacyte has never been and, to the best of its knowledge after reasonable inquiry, none of its employees have ever been (a) debarred or threatened to be debarred or otherwise excluded or disqualified, or convicted for a crime for which a person can be debarred, under §306 of the United States Food Drug and Cosmetic Act or any comparable law or regulation in or outside the United States, (b) ineligible to receive investigational drugs under 21 CFR 312.70, (c) excluded, debarred, suspended, or rendered otherwise ineligible to participate in healthcare programs or in procurement or non-procurement programs (as that term is defined in 42 U.S.C. §1320a-7b(f)) or from similar programs in or outside the United States, (d) convicted of a criminal offense related to the provision of healthcare items or services, or (e) otherwise subject to any restrictions or sanctions by the FDA, CMS, or any other Regulatory Authority ((a) through (e), collectively are referred to as “Debarred”).

14.2.10.5 Humacyte has been and is currently in material compliance, to the extent applicable, with (a) HIPAA and (b) all Laws governing the privacy, security, integrity, accuracy, creation, transmission, receipt, maintenance, use, disclosure, or other protection of individually identifiable information created, received, maintained, transmitted, or destroyed by Humacyte, to the extent not preempted by HIPAA. To Humacyte’s knowledge, no breach has occurred with respect to any unsecured protected health information maintained by Humacyte that is subject to the notification requirements of 45 C.F.R. §§ 164.406 or 164.408(b), and, to Humacyte’s knowledge, no information security or privacy breach event has occurred that would require notification under any similar Laws.

14.2.10.6 All documents, submissions, reports, records and notices required to be maintained or filed with any Regulatory Authority or other Governmental Authority by Humacyte with respect to its Development or Manufacture of the Distribution Product pursuant to any Permit or Laws have been so maintained or filed on a timely basis and were complete and accurate in all material respects as of the date of preparation and filing if necessary, or were subsequently updated, changed, corrected, or modified prior to the date hereof. To Humacyte’s knowledge, no such records or filings with any Regulatory Authority or other Governmental Authority contain any materially false, misleading or otherwise inaccurate statements or information, whether express or due to omission of material information, as of the date of filing. No material action has been taken, or material statements made or failed to be made, by Humacyte or, to Humacyte’s knowledge, any director, officer, employee, clinical investigator or agent of Humacyte with respect to the Development or Manufacture of the Distribution Product that could reasonably be expected to provide a basis for any Regulatory Authority or other Governmental Authority to invoke its Application Integrity Policy, FDA’s 1991 policy on Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities, or any similar governmental policy or Laws.

14.2.10.7 Neither Humacyte nor any of its officers, directors, employees, agents or clinical investigators has received any written notices or communications, nor, to Humacyte’s knowledge, are any such notices or communications threatened, from any Regulatory Authority or other Governmental Authority, including any warning or untitled letter, notice of adverse finding, notice of deficiency, or notice of inspection observations, that alleges that Humacyte is not in material compliance with any applicable requirements under the FD&C Act, the PHSA, FDA regulations promulgated thereunder, or any similar Laws of foreign jurisdictions in which Humacyte currently conducts activities.

14.2.10.8 Humacyte holds all permits, licenses, and registrations necessary to allow Humacyte to Develop and Manufacture the Distribution Product as and where such Distribution Product is currently Developed or Manufactured (the “Permits”). Humacyte is and has been in material compliance with the Permits, and no material suspension, limitation, adverse modification, revocation or cancellation of any such Permit is pending or threatened. All applications that are required to have been filed for the renewal or upkeep of any Permit have been duly filed on a timely basis, or with appropriate extensions, each with the appropriate Regulatory Authority or other Governmental Authority and all fees or other amounts required to be paid in connection therewith have been paid to the appropriate Regulatory Authority or other Governmental Authority.

14.2.10.9 As stated in its Code of Ethics and Business Conduct, Fresenius upholds the values of quality, honesty and integrity, innovation and improvement, respect and dignity, as well as lawful conduct, especially with regard to anti-bribery and anti-corruption. Fresenius upholds these values in its own operations, as well as in its relationships with business partners. Fresenius’ continued success and reputation depends on a common commitment to act accordingly. Together with Fresenius, Humacyte is committed to uphold these fundamental values by adherence to Laws.

14.3 Representations and Warranties by Fresenius. Fresenius represents and warrants to Humacyte, as of the Effective Date, that:

14.3.1 Conflicting Agreements. Fresenius has not granted any of its Affiliates or any Third Party, including any academic organization or agency, rights that would interfere or be inconsistent with Humacyte’s rights hereunder.

14.3.2 Confidential Information. All employees, officers, and consultants of Fresenius and its Affiliates have executed agreements, or have existing obligations under Laws, obligating the individual to maintain as confidential Fresenius’ Confidential Information as well as confidential information of other parties (including of Humacyte and its Affiliates) that such individual may receive in the conduct of this Agreement, to the extent required to support Fresenius’ obligations under this Agreement.

14.3.3 Compliance with Laws. Fresenius and its Affiliates are currently, and, for the past [***] have been, in compliance in all material respects with all Health Care Laws except to the extent not reasonably likely to have an adverse effect on the performance by Fresenius of activities under this Agreement. Neither Fresenius nor any of its Affiliates is currently, and, for the past [***] neither Fresenius nor its Affiliates has been, the subject of any enforcement, regulatory or administrative proceedings against or affecting Fresenius or its Affiliates relating to or arising under any Health Care Laws that is reasonably likely to have an adverse effect on the performance by Fresenius of activities under this Agreement, and, to the knowledge of Fresenius, no such enforcement, regulatory or administrative proceeding is currently threatened in writing that is reasonably likely to have an adverse effect on the execution and performance by Fresenius and its Affiliates under this Agreement. Neither Fresenius nor any of its Affiliates is a party to any corporate integrity agreements, monitoring agreements, deferred prosecution agreements, consent decrees, settlement orders, or similar agreements imposed by any Regulatory Authority or other Governmental Authority that is reasonably likely to have an adverse effect on the performance by Fresenius of activities under this Agreement. Fresenius and its Affiliates are not, and, to the best of Fresenius’ knowledge after reasonable inquiry, its and their employees are not, Debarred.

14.3.4 No Blocking Patents. To Fresenius’ knowledge, neither Fresenius nor any of its Affiliates owns or controls any issued or filed Patents in the Territory that would be infringed by Humacyte’s Development or Manufacture of the Distribution Product as contemplated by this Agreement.

14.4 Fresenius Compliance Regarding Anti-Bribery/Anti-Corruption. Fresenius represents, warrants and covenants to Humacyte that:

14.4.1 Fresenius has adopted and implemented an anti-corruption compliance program reasonably designed and operated to prevent and detect bribery and corruption that is appropriate to its business operations.

14.4.2 In connection with Fresenius’ activities under and relating to this Agreement, neither Fresenius nor any of its Affiliates, equity holders, partners, members, officers, directors, employees, representatives, servants, sub-contractors, or other agents shall, directly or indirectly, offer, pay, promise to pay, or authorize the payment of any money, or offer, give, promise to give, or authorize the giving of any financial or other advantage or anything else of value to:

(i) any Government Official or health care professional for the purpose of (a) improperly influencing or rewarding any act or decision of such official, employee, person, party, candidate, or health care professional, (b) inducing such Government Official or health care professional to do or omit to do any act in violation of his or her lawful duty, (c) securing any improper advantage for Humacyte, or (d) improperly inducing such Government Official or healthcare professional to use his or her influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality.

(ii) any officer, employee, agent, or representative of another company or organization, without that company’s or organization’s knowledge and consent, with the intent to influence the recipient’s action with respect to his or her company’s business, or to gain a commercial benefit to the detriment of the recipient’s company or organization, or to induce the recipient to violate a duty of loyalty to his employer.

14.4.3 Fresenius shall at all times be bound by and comply with all Laws concerning bribery, money laundering, or corrupt practices or which in any manner prohibit the giving of anything of value to any Government Official, health care professional, or to any officer, director, employee or representative of any other organization.

14.4.4 Fresenius shall maintain true, accurate and complete books and records with respect to all payments made to third parties in connection with its activities under and relating to this Agreement.

14.4.5 No employee, owner, officer, director, agent, sub-contractor, or other representative of Fresenius that is known to be a subject or target of the Foreign Corrupt Practices Act investigations by the Department of Justice or Securities and Exchange Commission disclosed in Fresenius’ securities filings shall participate in the distribution of the Distribution Product or any other activity under or relating to this Agreement.

14.4.6 Fresenius shall require any subcontractors or other persons or entities that provide services to Fresenius in connection with Fresenius’ obligations under this Agreement, and are in a government-facing or customer-facing role, to agree in writing to abide by warranties and covenants similar to those set forth in Section 14.4.1, Section 14.4.2, Section 14.4.3, Section 14.4.4, and Section 14.4.5, in each case, to the extent commercially reasonable.

14.4.7 Fresenius shall cooperate fully with Humacyte in connection with the investigation of any allegation, event, fact or occurrence which reasonably calls into question Fresenius’ material compliance with any representation, warranty, or covenant in Section 14.4.1, Section 14.4.2, Section 14.4.3, Section 14.4.4, or Section 14.4.5.

14.4.8 To the extent permitted by Law, Fresenius shall promptly notify Humacyte of (a) the occurrence of any fact or event that would render any representation, warranty, covenant or undertaking in Section 14.4.2, Section 14.4.3, Section 14.4.4, or Section 14.4.5 materially incorrect or materially misleading, (b) any notice, subpoena, demand or other communication (whether oral or written) from any Governmental Authority regarding Fresenius’ material actual or alleged violation of, or failure to comply with, any Laws governing bribery, money laundering, or other corrupt payments in connection with its activities under and relating to this Agreement, and (c) any governmental investigation, audit, suit or proceeding (whether civil, criminal or administrative) regarding Fresenius’ violation of, or failure to comply with, any such Laws in connection with its activities under and relating to this Agreement that is not disclosed in Fresenius’ securities filings as of the Effective Date; provided that Fresenius will not be obligated to make a disclosure under this clause (c) prior to the public disclosure by Fresenius of any such investigation, audit, suit or proceeding if the making of such disclosure would, in the view of Fresenius’s legal counsel (whether outside or in-house), carry a risk of loss of attorney-client privilege in respect of the information disclosed or could be expected to interfere with Fresenius’s proper conduct of such investigation, audit, suit or proceeding.

14.4.9 Before entering into a country-specific distribution agreement pursuant to which Fresenius will Commercialize the Distribution Product in a particular Ex-US country, Fresenius will certify or represent in writing to Humacyte that it has implemented and will continue to maintain in such country an anti-corruption compliance program reasonably designed and operated to prevent and detect bribery and corruption.

14.5 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO THE DISTRIBUTION PRODUCT OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

14.6 Certain Covenants.

14.6.1 Compliance with Laws. Each Party and its Related Parties will conduct the Exploitation of the Distribution Product in a good scientific manner and in accordance with all Laws, including governmental regulations concerning GLP, GCP, and cGMP and, without limiting Section 14.4, any applicable anti-corruption or anti-bribery Laws of any Governmental Authority with jurisdiction over the activities performed by such Party or its Related Parties in furtherance of such obligations.

14.6.2 Know-How. Commencing on the Effective Date and continuing until the end of all Terms, Humacyte will not relinquish Control of any Know-How that is used by Humacyte in the Exploitation of the Distribution Product.

14.6.3 Conflicting Transactions. Commencing on the Effective Date and continuing until the end of all Terms, neither Party will, and each Party will cause its Affiliates not to, enter into any agreement granting a license or other right that is inconsistent with the options and rights granted to the other Party under this Agreement.

14.6.4 In-Licenses. Commencing on the Effective Date and continuing until the end of all Terms, Humacyte or its Affiliate will maintain Control of all Patents and Know-How licensed to Humacyte or any of its Affiliates that would [***] for Humacyte or Fresenius to Develop or Commercialize the Distribution Product as and to the extent contemplated by this Agreement. Humacyte will not, and will cause its Affiliates not to, materially breach or be in material default under any Humacyte In-License that would [***] for Humacyte or Fresenius to Develop or Commercialize the Distribution Product as and to the extent contemplated by this Agreement. Humacyte will not, and will cause its Affiliates not to, terminate any Humacyte In-License in a manner that would terminate rights that are sublicensed to Fresenius hereunder or otherwise diminish the scope or exclusivity of the licenses granted to Fresenius under the technology licensed to Fresenius hereunder. In the event that Humacyte or any of its Affiliates receives notice of an alleged breach by Humacyte or any of its Affiliates under a Humacyte In-License, where termination of such Humacyte In-License or any diminishment of the scope or exclusivity of the licenses granted to Fresenius under the applicable technology licensed hereunder is being or could be sought by the counterparty, then Humacyte will promptly, but no later than [***] thereafter, provide written notice thereof to Fresenius and grant Fresenius the right (but not the obligation) to cure such alleged breach. [***] Humacyte will promptly, but in no event less than [***] before, provide written notice thereof to the Fresenius. Fresenius will have the right (but not the obligation), in its commercially reasonable discretion, to [***]. Humacyte will pay all amounts due to a licensor under any Humacyte In-License or any other in-license to which Humacyte is a party, including the MIT License.

14.6.5 Prospective Licenses. In the event that, after the Effective Date, a Party reasonably determines that a license to any Third Party intellectual property is reasonably necessary in connection with the exercise of rights or performance of obligations under this Agreement, such Party will notify the other Party and the Parties will discuss the same. Following such discussion, if the Parties agree that such a license (a “Prospective License”) is reasonably necessary, Humacyte will [***] enter into a license agreement with the relevant Third Party, which will include the right to grant Fresenius a sublicense under such license agreement (subject to Fresenius agreeing to conform to the requirements of such license agreement) sufficient to establish the relevant intellectual property as Humacyte Technology and accordingly as subject to the licenses granted by Humacyte to Fresenius under Section 12.1. Humacyte will [***]. If the Parties do not agree that a Prospective License is reasonably necessary, but Fresenius believes such Prospective License is reasonably necessary, Fresenius will [***]. If the Parties do not agree that a Prospective License is reasonably necessary, but Humacyte believes such Prospective License is reasonably necessary, Humacyte will [***] enter into a license agreement with the relevant Third Party, which will include the right to grant Fresenius a sublicense under such license agreement.

14.6.6 Permits, Licenses, Registrations, Etc.

14.6.6.1 Each Party will maintain all permits, licenses, registrations and other forms of governmental authorizations and approvals required to be obtained and maintained in order for it to conduct the activities and perform the obligations that it is required to conduct and perform under this Agreement.

14.6.6.2 Humacyte will obtain and maintain all permits, licenses, registrations and other forms of governmental authorization and approvals, and comply with all government requirements, in each case, that are required with respect to the Facility in connection with Commercializing the Distribution Product in each country in which Fresenius will Commercialize the Distribution Product in accordance with this Agreement, except to the extent that two or more of such requirements should be in conflict, in which case the Parties shall discuss and agree on a reasonable approach to achieving compliance with such conflicting requirements.

14.6.7 Delivery of Distribution Product. In connection with each delivery of Distribution Product to Fresenius hereunder, Humacyte will represent and warrant to Fresenius as follows:

14.6.7.1 At the time of delivery of Distribution Product to Fresenius, each Unit of Distribution Product will be not more than [***] relative to the end of [***] carried out on the [***] for such Unit.

14.6.7.2 At the time of delivery of Distribution Product to Fresenius, (a) the Distribution Product will have been Manufactured in accordance with cGMP and all other Laws, the Manufacturing Process, the applicable quality agreement and Specifications, (b) the Distribution Product will not be adulterated or misbranded under the FD&C Act or other Laws, (c) the Distribution Product will have been Manufactured, handled, stored and prepared for transport in accordance with all Laws with respect to such actions, including the FD&C Act and (d) Humacyte will convey good title to Fresenius to the Distribution Product and such Distribution Product will be delivered to Fresenius free from any lawful security interest, lien, claim or encumbrance.

This Section 14.6.7 will continue in full force and effect notwithstanding transfer of title to any Distribution Product and will survive the inspection, acceptance and payment for Distribution Product.

14.6.8 Exclusivity. For the period commencing on the Effective Date and continuing until the end of all Terms, Humacyte will not, and will cause its Affiliates not to, alone or with any Third Parties (including by grant of (sub)license, option or other rights), anywhere in the Territory, except in respect of the Distribution Product as contemplated by, and subject to the rights of Fresenius set forth in, this Agreement, (a) Commercialize a product in the Field in the Territory, (b) Develop a product in the Field for Commercialization in the Territory, (c) seek Regulatory Approval for a product in the Field in the Territory or otherwise make any submission to any Regulatory Authority in the Territory for Developing a product in the Field for Commercialization in the Territory, or (d) Manufacture any product for any prohibited activities in the foregoing clauses (a), (b) or (c).

14.6.9 Compliance Program. Humacyte will, within a reasonable time following the Effective Date, (a) develop and publish to its employees a Code of Conduct, (b) create and implement separate compliance policies covering key risk areas, which policies will describe a process to facilitate confidential, anonymous reporting of compliance concerns, and (c) conduct reasonable compliance audits of contract research organizations engaged by Humacyte.

14.6.10 No Exclusion.

14.6.10.1 Humacyte. Neither Humacyte nor any of its Affiliates will be Debarred or knowingly hire, retain or use, in connection with the obligations set forth in this Agreement, any individual or entity that is Debarred; Humacyte will provide Fresenius with written notice within [***] if during a Term Humacyte or any of its Affiliates becomes Debarred or knowingly hires, retains or uses, in connection with the obligations set forth in this Agreement, any individual or entity that is Debarred. The terms of the preceding sentence shall survive the termination or expiration of this Agreement for a period of [***].

14.6.10.2 Fresenius. Neither Fresenius nor any of its Affiliates will be Debarred or knowingly hire, retain or use, in connection with the obligations set forth in this Agreement, any individual or entity that is Debarred; Fresenius will provide Humacyte with written notice within [***] if during a Term Fresenius or any of its Affiliates becomes Debarred or knowingly hires, retains or uses, in connection with the obligations set forth in this Agreement, any individual or entity that is Debarred. The terms of the preceding sentence shall survive the termination or expiration of this Agreement for a period of [***].

15. INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE.

15.1 General Indemnification by Humacyte. Humacyte will indemnify, hold harmless, and defend Fresenius Indemnitees from and against any and all Losses arising out of or resulting from, directly, or indirectly, (a) any breach of, or inaccuracy in, any representation or warranty made by Humacyte in this Agreement, or any breach or violation of any covenant or agreement of Humacyte in, or in the performance of, this Agreement, (b) the negligence or willful misconduct by or of Humacyte and any of its Related Parties, or any of their respective directors, officers, employees or agents in the performance of Humacyte’s obligations under this Agreement, (c) [***] or (d) [***] Notwithstanding the foregoing, Humacyte will have no obligation to indemnify the Fresenius Indemnitees to the extent that the Losses arise out of or result from, directly or indirectly, matters for which Fresenius is obligated to indemnify Humacyte under Section 15.2.

15.2 General Indemnification by Fresenius. Fresenius will indemnify, hold harmless, and defend Humacyte Indemnitees from and against any and all Losses arising out of or resulting from, directly or indirectly, (a) any breach of, or inaccuracy in, any representation or warranty made by Fresenius in this Agreement, or any breach or violation of any covenant or agreement of Fresenius in, or in the performance of, this Agreement, (b) the negligence or willful misconduct by or of Fresenius or any of its Related Parties, or any of their respective directors, officers, employees or agents in the performance of Fresenius’ obligations under this Agreement, or (c) [***]. Notwithstanding the foregoing, Fresenius will have no obligation to indemnify the Humacyte Indemnitees to the extent that the Losses arise out of or result from, directly or indirectly, matters for which Humacyte is obligated to indemnify Fresenius under Section 15.1.

15.3 Indemnification Procedure. The Party entitled to indemnification under this Section 15 (an “Indemnified Party”) will notify the Party responsible for such indemnification (the “Indemnifying Party”) in writing promptly upon being notified of or having knowledge of any claim or claims asserted or threatened against the Indemnified Party that could give rise to a right of indemnification under this Agreement; provided that the failure to give such notice will not relieve the Indemnifying Party of its indemnity obligation hereunder except to the extent that such failure materially prejudices the Indemnifying Party. The Indemnifying Party will have the right to defend, at its sole cost and expense, any such claim by all appropriate proceedings; provided that the Indemnifying Party may not enter into any compromise or settlement unless (a) such compromise or settlement imposes only a monetary obligation on the Indemnifying Party and which includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim; or (b) the Indemnified Party consents to such compromise or settlement, which consent will not be unreasonably withheld, conditioned or delayed unless such compromise or settlement involves (i) any admission of legal wrongdoing by the Indemnified Party, (ii) any payment by the Indemnified Party that is not indemnified under this Agreement, or (iii) the imposition of any equitable relief against the Indemnified Party (in which case, (i) through (iii), the Indemnified Party may withhold its consent to such settlement in its sole discretion). If the Indemnifying Party does not elect to assume control of the defense of a claim, then the Indemnified Party will have the right, at the expense of the Indemnifying Party, upon at least [***] prior written notice to the Indemnifying Party of its intent to do so, to undertake the defense of such claim for the account of the Indemnifying Party (with counsel reasonably selected by the Indemnified Party and approved by the Indemnifying Party, such approval will not be unreasonably withheld, conditioned or delayed); provided that the Indemnified Party will keep the Indemnifying Party apprised of all material developments with respect to such claim. The Indemnified Party may not enter into any compromise or settlement without the prior written consent of the Indemnifying Party, such consent will not be unreasonably withheld, conditioned or delayed. The Indemnified Party will cooperate with the Indemnifying Party and may participate in, but not control, any defense or settlement of any claim controlled by the Indemnifying Party pursuant to this Section 15.3 and will bear its own costs and expenses with respect to such participation; provided that the Indemnifying Party will bear such costs and expenses if counsel for the Indemnifying Party will have reasonably determined that such counsel may not properly represent both the Indemnifying Party and the Indemnified Party.

15.4 Limitation of Liability. NEITHER PARTY WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT, OR THE EXERCISE OF ITS RIGHTS OR THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF (A) A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (B) A BREACH OF SECTION 13, OR (C) A BREACH OF ANY OF THE LICENSES GRANTED IN THIS AGREEMENT. NOTHING IN THIS SECTION 15.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS AGREEMENT.

15.5 Insurance. Each Party will obtain and maintain insurance during any Term and for a period of at least [***] after the [***] by such Party, with a reputable, solvent insurer in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement. Specifically, each Party will maintain (a) worker’s compensation insurance with statutory limits in compliance with the worker’s compensation Laws of the state or states in which the Party has employees in the United States, (b) employer’s liability coverage with a minimum limit of [***] per occurrence and (c) general liability insurance, including clinical trial insurance, with a minimum limit of [***] per occurrence and [***] in the aggregate. Beginning at least [***] prior to [***], general liability insurance will also include product liability insurance of [***]. Upon request, each Party will provide the other Party with evidence of the existence and maintenance of such insurance coverage. [***]

16. INTELLECTUAL PROPERTY.

16.1 Inventorship.

16.1.1 Determinations of Inventorship. Inventorship for inventions and discoveries (including Know-How) first made during the course of the performance of activities pursuant to this Agreement will be determined in accordance with United States patent Laws for determining inventorship.

16.1.2 JRA Exception. Notwithstanding anything to the contrary in this Agreement, each Party will have the right to invoke the America Invents Act Joint Research Agreement exception codified at 35 U.S.C. § 102(c) (the “JRA Exception”) when exercising its rights under this Agreement, but only with prior written consent of the other Party in its sole discretion. In the event that a Party intends to invoke the JRA Exception, once agreed to by the other Party if required by the preceding sentence, it will notify the other Party and the other Party will cooperate and coordinate its activities with such Party with respect to any filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined 35 U.S.C. § 100(h).

16.2 Ownership.

16.2.1 Ownership of Distribution Product Technology. Notwithstanding anything herein to the contrary, Humacyte shall own and retain all right, title, and interest in all Know-How and all Patents arising therefrom that primarily relate to the Distribution Product or its Manufacture that were created, conceived or developed by or on behalf of either Party (whether solely, jointly with the other Party, or jointly with a Third Party) in the performance of any activities under this Agreement (such Know-How and Patents, the “Distribution Product Technology”).

16.2.2 Ownership of Technology. Subject to Section 16.2.1, ownership of all Know-How, Materials (including Regulatory Materials and clinical data), and all Patents and other intellectual property rights arising therefrom, created, conceived or developed by or on behalf of a Party (whether solely, jointly with the other Party, or jointly with a Third Party) in the performance of any activities under this Agreement will be determined by inventorship.

16.2.3 Joint Technology. Each Party [***]. Each Party will exercise its ownership rights in and to such Joint Technology, including the right to license and sublicense or otherwise to exploit, transfer, or encumber its ownership interest, without an accounting or obligation to, or consent required from, the other Party, but subject to the licenses hereunder and the other terms and conditions of this Agreement. At the reasonable written request of a Party, the other Party will in writing grant such consents and confirm that no such accounting is required to effect the foregoing regarding Joint Technology.

16.2.4 Assignment of Technology. Each Party shall, and does hereby, assign, and shall cause its Related Parties to so assign, to the other Party, without additional compensation, such right, title and interest in and to any applicable intellectual property as is necessary to fully effect the ownership allocation provided for in this Section 16.2.

16.3 Disclosure of Technology.

16.3.1 Joint Technology. The Parties will promptly disclose to each other any Joint Technology created, conceived or developed during any Term, but no later than [***] after the applicable Party’s intellectual property department receives notice of such development or conception.

16.3.2 Distribution Product Technology. Fresenius will promptly disclose to Humacyte any Distribution Product Technology created, conceived or developed during any Term, but no later than [***] after Fresenius’ intellectual property department receives notice of such development or conception.

16.4 Prosecution and Maintenance of Patents.

16.4.1 Humacyte Patents.

16.4.1.1 General. Subject to the remainder of this Section 16.4.1, as between the Parties, Humacyte will have the [***] to Prosecute and Maintain all Humacyte Patents, other than the Joint Patents [***]. Humacyte will [***] for the Prosecution and Maintenance of all such Humacyte Patents. Humacyte will furnish Fresenius, via electronic mail or such other method as mutually agreed by the Parties, copies of proposed filings and documents received from patent counsel in the course of Prosecuting and Maintaining such Patents, and copies of documents filed with the relevant Patent Offices with respect to such Patents and such other documents related to the Prosecution and Maintenance of such Patents, and as applicable in sufficient time prior to filing such document or making any payment due thereunder to allow for review and comment by Fresenius. Humacyte will consider in good faith timely comments from Fresenius thereon. Humacyte will furnish Fresenius, via electronic mail or such other method as mutually agreed by the Parties, copies of documents filed with the relevant Patent Offices with respect to such Patents.

16.4.1.2 Abandonment by Humacyte. In the event that Humacyte elects not to Prosecute and Maintain (or continue to Prosecute and Maintain, including filing a Patent claiming priority to a Patent prior to its issuance), any Humacyte Patent in the Territory that Covers the Exploitation of the Distribution Product, Humacyte will notify Fresenius at least [***] before any such Patent would become abandoned, no longer available, or otherwise forfeited, whereupon at the written request of Fresenius the Parties will meet to discuss any such decision by Humacyte. Fresenius will have the right (but not the obligation) to Prosecute and Maintain in the Territory such Patent in the name of Humacyte (which right will include the right to file additional Patents claiming priority to such Patent) [***] and Fresenius will [***]. Fresenius will furnish Humacyte, via electronic mail or such other method as mutually agreed by the Parties, copies of documents filed with the relevant Patent Offices with respect to such Patents.

16.4.2 Fresenius Patents. As between the Parties, Fresenius will have the [***] right (but not the responsibility) to Prosecute and Maintain all Fresenius Patents, other than the Joint Patents, in Fresenius’ name [***].

16.4.3 Joint Patents.

16.4.3.1 [***] First Right. Subject to the remainder of this Section 16.4.3.1, as between the Parties, [***] will have the first right (but not the obligation), [***] to Prosecute and Maintain the Joint Patents anywhere in the world, in the names of both Parties. [***] will consult [***]. [***] will furnish [***], via electronic mail or such other method as mutually agreed by the Parties, copies of proposed filings and documents received from patent counsel in the course of Prosecuting and Maintaining such Patents, and copies of documents filed with the relevant Patent Offices with respect to such Patents and such other documents related to the Prosecution and Maintenance of such Patents and, as applicable, [***]. [***] will consider in good faith any timely comments from [***] thereon. [***] will furnish [***], via electronic mail or such other method as mutually agreed by the Parties, copies of documents filed with the relevant Patent Offices with respect to such Patents. [***]

16.4.3.2 [***] Step-In Right. In the event that [***] elects not to Prosecute and Maintain (or continue to Prosecute and Maintain, including filing a Patent claiming priority to a Patent prior to its issuance) any Joint Patent anywhere in the world, then [***] will notify [***] at least [***] before any such Patent would become abandoned, no longer available, or otherwise forfeited, whereupon [***] the Parties will meet to discuss any such decision [***]. [***] will have the right (but not the obligation) to Prosecute and Maintain worldwide such Patent (which right will include the right to file additional Patents claiming priority to such Patent) [***]. [***] will furnish [***], via electronic mail or such other method as mutually agreed by the Parties, copies of documents filed with the relevant Patent Offices with respect to such Patents.

16.4.4 Patent Assistance. Each Party hereby agrees: (a) to [***] make its employees, attorneys, agents, and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable such Party to undertake any Prosecution and Maintenance activities described in this Section 16.4; (b) to sign, [***] all legal documents as are reasonably necessary to allow the other Party to undertake any Prosecution and Maintenance described herein; and (c) to reasonably cooperate in any such Prosecution and Maintenance activities by the other Party.

16.5 Third Party Infringement and Defense.

16.5.1 Notices. Each Party will promptly report in writing to the other Party through the JSC any Competitive Infringement of which such Party (or any of its Affiliates or Sublicensees) becomes aware, and will provide the other Party with all available evidence of such Competitive Infringement in such Party’s control. Subject to the terms of this Section 16.5, the JSC will discuss in good faith strategies for abating such Competitive Infringement.

16.5.2 Rights to Enforce.

16.5.2.1 As between the Parties, [***] will have the first right (but not the obligation), at [***] through counsel of its choosing which is reasonably acceptable to [***] to seek to abate any Competitive Infringement by enforcing any [***] Technology or Joint Technology. If [***] does not take steps to abate such Competitive Infringement within a commercially reasonable period of time (such period of time will not be less than [***]) after receipt of written notice of such Competitive Infringement (or such shorter period of time as is required to comply with the provisions of Section 16.5.2.2 or any other Laws in the Territory to not waive any statutory rights), [***] will provide [***] with notice of such decision and [***] will have the rights set forth in Section 16.5.4; provided that prior to exercising any rights under Section 16.5.4, (a) the Parties will meet to discuss [***] decision with respect to the relevant Competitive Infringement, (b) [***] will consider in good faith the reasons provided by [***] for such decision and (c) if following such meeting, the Parties do not agree as to whether [***] should exercise rights under Section 16.5.4, such matter will be considered a Dispute and either Party may refer such Dispute for resolution pursuant to Section 18.3.2 (but such matter will not be subject to resolution pursuant to Section 18.3.3 or Section 18.3.8) and if the Dispute is not resolved pursuant to Section 18.3.2, notwithstanding anything therein to the contrary, [***] may exercise rights under Section 16.5.4. Each Party will pay all costs incurred by such Party for such enforcement.

16.5.2.2 Notwithstanding Section 16.5.2.1, if either Party (or any of its Related Parties) receives a copy of a Biosimilar Application naming the Distribution Product as a reference product or otherwise becomes aware that such a Biosimilar Application has been filed (such as in an instance described in Section 351(1)(9)(C) of the PHSA), such Party will promptly notify the other Party. If either Party receives any equivalent or similar certification or notice in the United States or any other jurisdiction, either Party will, promptly, notify and provide the other Party copies of such communication. Regardless of the Party that is the “reference product sponsor” for purposes of such Biosimilar Application:

(a)	The Party with the enforcement rights under Section 16.5.2.1 (the “Lead Party” for the remainder of this Section 16.5.2.2) will designate pursuant to Section 351(l)(1)(B)(ii) of the PHSA the outside counsel and in-house counsel who will receive confidential access to the Biosimilar Application. The Lead Party will pay all out-of-pocket costs incurred by such Party for such enforcement under this Section 16.5.2.2.

(b)	The Lead Party will have the right, after consulting with the other Party, to list any Patents for which the enforcement rights in Section 16.5.2.1 are applicable, insofar as they meet the statutory requirements pursuant to Section 351(l)(1)(3)(A), Section 351(l)(5)(b)(i)(II), or Section 351(l)(7) of the PHSA, to respond to any communications with respect to such lists from the filer of the Biosimilar Application, and to negotiate with the filer of the Biosimilar Application as to whether to utilize a different mechanism for information exchange other than that specified in Section 351(l) of the PHSA.

(c)	The Lead Party will have the right, after consulting with the other Party, to identify Patents for which the enforcement rights in Section 16.5.2.1 are applicable, or respond to relevant communications under any equivalent or similar listing to those described in the preceding 16.5.2.2(b) in any other jurisdiction outside of the United States. If required pursuant to Laws, upon the Lead Party’s request, the other Party will assist in the preparation of such list and make such response after consulting with the Lead Party.

(d)	The other Party will (i) within [***] after the Lead Party’s written request, provide to the Lead Party all information, including a list of Patents Controlled by such other Party and for which the enforcement rights in Section 16.5.2.1 are applicable, that is necessary or reasonably useful to enable the Lead Party to make any lists or communications with respect to such Patents that are described in the foregoing Section 16.5.2.2(b) or Section 16.5.2.2(c), and (ii) cooperate with the Lead Party’s reasonable requests in connection therewith to the extent required or not prohibited by Laws. The Lead Party will consult with the other Party prior to identifying any Patents controlled by such other Party as contemplated by this Section 16.5.2.2. The Lead Party will consider in good faith advice and suggestions with respect thereto received from the other Party, and will notify the other Party of any such lists or communications promptly after they are made.

(e)	The Parties recognize that procedures other than those set forth in this Section 16.5.2.2 may be applicable to Biosimilar Applications that are not governed by the PHSA. As a result, in the event that the Parties acting in good faith mutually determine that certain provisions of Law in the United States or in any other country in are applicable to actions taken by the Parties with respect to Biosimilar Applications under this Section 16.5.2.2 in such country, the Parties will comply with any such Laws in such country (and any relevant and reasonable procedures established by the) in exercising their rights and obligations with respect to Biosimilar Applications under this Section 16.5.2.2.

16.5.3 Defense. As between the Parties, the Party controlling the Prosecution and Maintenance of any Patent under Section 16.4 will have the right (but not the obligation), [***] to defend against a declaratory judgment action or other action challenging any such Patent (a “Third Party Action”), other than with respect to (a) any counter-claims in any enforcement action brought by the other Party pursuant to Section 16.5.2 or (b) any action by a Third Party in response to an enforcement action brought by the other Party, which in both cases ((a) and (b)) will be controlled by such other Party. If the Party controlling such Prosecution and Maintenance of Patents under Section 16.4 does not defend such Patent under this Section 16.5.3 within [***] (or such shorter period of time as is required to comply with the provisions of Section 16.5.2.2 or any other Laws in the Territory to not waive any statutory rights), or elects not to continue any such defense (in which case it will promptly provide notice thereof to the other Party), then the other Party will have the right (but not the obligation), [***] to defend, as applicable, the [***] Patents and Joint Patents against any such Third Party Action.

16.5.4 Withdrawal, Cooperation and Participation. With respect to any infringement or defensive action identified above in Section 16.5, but subject to Section 16.5.2.1, as applicable, and subject to the terms of this Section 16.5.4:

16.5.4.1 If the controlling Party ceases to pursue or withdraws from such action (the “Withdrawing Party”), it will promptly notify the other Party in sufficient time to enable the other Party to meet any deadlines by which any action must be taken to preserve any rights in such infringement or defensive action (including any such period of time as is required to comply with the provisions of Section 16.5.2.2) and the other Party will have the right (but not the obligation) to substitute itself for the Withdrawing Party in any infringement or defensive action identified above in Section 16.5 and proceed under the terms and conditions of this Section 16.5 (the substituting Party, the “New-Controlling Party”).

16.5.4.2 The Withdrawing Party will cooperate with the New-Controlling Party controlling any such action (as may be reasonably requested by the New-Controlling Party), including, [***] (a) providing access to relevant documents and other evidence, (b) using [***] to make its and its Affiliates and licensees and Sublicensees and all of their respective employees, subcontractors, consultants and agents available at reasonable business hours and for reasonable periods of time, but only to the extent relevant to such action, and (c) [***] by being joined as a party or bringing suit at the request of the New-Controlling Party, subject for this clause (c) [***] in connection with such joinder. The New-Controlling Party controlling any such action will keep the Withdrawing Party reasonably updated with respect to any such action, including providing copies of all materials received or filed in connection with any such action.

16.5.4.3 The Withdrawing Party will have the right to consult with the New-Controlling Party regarding any such action controlled by such New-Controlling Party, in each case [***]. If the Withdrawing Party elects to so be involved, the New-Controlling Party will provide such Withdrawing Party and its counsel with an opportunity to consult with the New-Controlling Party and its counsel regarding the prosecution of such action (including reviewing the contents of any correspondence, legal papers or other documents related thereto), and the New-Controlling Party will take into account reasonable and timely requests of the Withdrawing Party regarding such enforcement or defense. Nothing in this Section 16.5.4.3 will limit the New-Controlling Party’s ability to prosecute any such action.

16.5.5 Settlement. With respect to any infringement or defensive action identified above in this Section 16.5, the Party controlling such action will have the right to settle or otherwise dispose of such action on such terms as such Party will determine [***] including by granting a license or sublicense to a Third Party under the rights granted to such Party in Section 12; provided that, notwithstanding the foregoing, no such settlement or other disposition will (a) impose any monetary restriction or obligation on or admit fault of the other Party or (b) adversely affect the other Party’s rights under this Agreement to any such Patent then being enforced or defended, in each case ((a) and (b)) without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed.

16.5.6 Damages. Unless otherwise agreed by the Parties, all monies recovered upon the final judgment or settlement of any action described in Section 16.5 will be used first to reimburse the controlling Party for its out-of-pocket costs arising from the action, with the balance of any such recovery to be divided as follows: [***].

16.5.7 [***] Technology. [***]

16.6 Patent Extensions. Humacyte will have the right to elect and file for patent term restoration or extension, supplemental protection certificate, or any of their equivalents with respect to Patents Covering the Distribution Product. The Parties will cooperate and Humacyte will [***] whether to obtain such patent term restoration, extension, supplemental protection certificate, or equivalent. Upon a request by Humacyte, Fresenius will reasonably cooperate in the implementation of Humacyte’s decision made in accordance with this Section 16.6.

16.7 Patent Listings. With respect to any filings made to Regulatory Authorities with respect to the Distribution Product, including as required or allowed in connection with in the United States, the FDA’s Purple Book, if applicable, or outside the United States, other international equivalents, but subject to Section 16.5.2.2, Humacyte will have the right to list any such Patents as may be required by Laws. Humacyte will [***] which Patents to list in accordance with this Section 16.7.

16.8 Third Party Rights. Notwithstanding the foregoing provisions of this Section 16, each Party’s rights and obligations with respect to any Patent under this Section 16 will be subject to any Third Party rights and obligations (including under any in-license of a Party applicable to such Party’s licensed intellectual property rights hereunder).

16.9 Common Interest. All information exchanged between the Parties regarding the Prosecution and Maintenance, and enforcement and defense, of Patents under this Section 16 will be deemed Confidential Information of the disclosing Party. In addition, the Parties acknowledge and agree that, with regard to such Prosecution and Maintenance, and enforcement and defense, the interests of the Parties as collaborators and licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Patents under this Section 16, including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding anything to the contrary contained herein, to the extent a Party has a good faith belief that any information required to be disclosed by such Party to the other Party under this Section 16 is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party will not be required to disclose such information and the Parties will in good faith cooperate to agree upon a procedure (including entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.

16.10 Defense Against Infringement Claims. If a Third Party makes a claim that the manufacture, use, sale, offer to sell or import of Distribution Product infringes or misappropriates any Patents or Know-How of such Third Party, then, without limiting any other rights or remedies of either Party hereunder, the Parties will meet and discuss such claim. The defense of such claim, absent further agreement of the Parties, will be jointly controlled by the Parties.

17. TERM AND TERMINATION.

17.1 Term. This Agreement will be effective as of the Effective Date and, unless terminated earlier, will continue, on a country-by-country basis until the later of (a) the tenth (10th) anniversary of the Launch Date in such country or (b) the expiration of the last-to-expire Valid Claim of the Humacyte Patents in such country (the “Term”); provided that if at any time from or after the third (3rd) anniversary of the US Launch Date, (i) the Term for all countries in which there has then occurred a Launch Date has expired, (ii) neither Party has determined that the Market Entry Criteria are satisfied with respect to any additional country and (iii) the Parties have not otherwise agreed to conduct the Market Entry Activities with respect to any additional country, then this Agreement will expire in its entirety.

17.2 Termination for Convenience.

17.2.1 At any time after the start of the third (3rd) Product Year in the US, the Parties may mutually agree to terminate this Agreement with respect to the US, such termination to be effective no sooner than [***].

17.2.2 On a country-by-country basis with respect to any country in the Territory, Fresenius may terminate this Agreement with respect to such country upon not less that twelve (12) months prior written notice, such notice not to be given prior to the end of the second (2nd) Product Year in such country. For the avoidance of doubt, termination by Fresenius of this Agreement with respect any country pursuant to this Section 17.2.2 will not also terminate this Agreement with respect to any other country.

17.3 Termination for Cause.

17.3.1 Right to Terminate for Material Breach.

17.3.1.1 Termination by Fresenius for Humacyte’s Breach. Subject to the remainder of this Section 17.3.1 and Section 17.3.2, Fresenius will have the right to terminate this Agreement in the entirety or with respect to any affected country, in each case, upon delivery of written notice to Humacyte in the event of any material breach of this Agreement by Humacyte, such notice to be effective upon receipt with respect to any such material breach that is not capable of cure; provided that in the event such breach is capable of cure, no such termination will be effective if such breach has been cured within [***] after written notice thereof is given by Fresenius to Humacyte specifying the nature of the alleged breach (or, if such default cannot be cured within such first [***] period, such termination will not be effective if such breach has been cured within [***] after such notice if Humacyte commences actions to cure such default within such [***] provided, however, that to the extent such material breach involves the failure to make a payment when due, such breach must be cured within [***] after written notice thereof is given by Fresenius to Humacyte. The Parties hereby agree that it will be a material breach of this Agreement by Humacyte if Humacyte breaches its obligations under [***].

17.3.1.2 Termination by Humacyte for Fresenius’ Breach. Subject to the remainder of this Section 17.3.1 and Section 17.3.2, Humacyte will have the right to terminate this Agreement in the entirety or with respect to any affected country, in each case, upon delivery of written notice to Fresenius in the event of any material breach of this Agreement by Fresenius, such notice to be effective upon receipt with respect to any such material breach that is not capable of cure; provided that in the event such breach is capable of cure, no such termination will be effective if such breach has been cured within [***] after written notice thereof is given by Humacyte to Fresenius specifying the nature of the alleged breach (or, if such default cannot be cured within such first [***] period, such termination will not be effective if such breach has been cured within [***] after such notice if Fresenius commences actions to cure such default within such [***] provided, however, that to the extent such material breach involves the failure to make a payment when due, such breach must be cured within [***] after written notice thereof is given by Humacyte to Fresenius. The Parties hereby agree that it will be a material breach of this Agreement by Fresenius if Fresenius breaches its obligations under Section 14.6.10.2.

17.3.1.3 Country-by-Country. If the material breach that is grounds for termination under Section 17.3.1.1 or 17.3.1.2 primarily relates to one or more specific countries, but not the entire Territory, the termination, if any, will be limited to the country or countries to which such breach primarily relates.

17.3.2 Disputed Breach. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 17.3.1 and such alleged breaching Party provides the other Party notice of such Dispute within such [***] or [***] period, as applicable, then the cure periods set forth in Section 17.3.1 will be tolled during the pendency of the dispute resolution process as set forth in Section 18.3 and the non-breaching Party will not have the right to terminate this Agreement under Section 17.3.1 unless and until such dispute resolution process has been completed (including the tolling and cure periods set forth therein), provided that any such Dispute relating to the obligation of the alleged breaching Party to pay money in connection with this Agreement to the non-breaching Party will, following the negotiations and consultations contemplated by Section 18.3.2, be resolved solely in accordance with Section 18.3.8, and the Parties will be deemed to have agreed to [***].

17.4 Termination for Insolvency. If, at any time during any Term (a) a case is commenced by or against either Party under the Bankruptcy Code and, in the event of an involuntary case under the Bankruptcy Code, such case is not dismissed within [***] after the commencement thereof, (b) either Party files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (c) either Party assigns all or a substantial portion of its assets for the benefit of creditors, (d) a receiver or custodian is appointed for either Party’s business, or (e) a substantial portion of either Party’s business is subject to attachment or similar process; then, in any such case ((a), (b), (c), (d) or (e)), the other Party may terminate this Agreement upon written notice to the extent permitted under Laws.

17.5 Termination for Withdrawal of Regulatory Approval. At any time upon written notice to Humacyte, Fresenius may terminate this Agreement, in its entirety or on a country-by-country basis, if a Regulatory Authority withdraws Regulatory Approval for the Distribution Product in the Field in the Territory, unless such withdrawal is due to the action or omission of any Selling Party, and provided that in the event such withdrawal is capable of cure, no such termination will be effective if such withdrawal has been cured within [***] after written notice thereof is given by Fresenius to Humacyte.

17.6 Termination for Termination or Expiration of a Humacyte In-License. At any time upon written notice to Humacyte, Fresenius may terminate this Agreement in its entirety or on a country-by-country basis if any Humacyte In-License that is necessary for the exercise of Fresenius’ rights or the satisfaction of Fresenius’ obligations under this Agreement is terminated or expired, provided that in the event such termination or expiration of such Humacyte In-License is capable of cure, no such termination will be effective if such termination or expiration of such Humacyte In-License has been cured within [***] after written notice thereof is given by Fresenius to Humacyte.

17.7 Effects of Termination or Expiration.

17.7.1 In the event of termination or expiration of this Agreement in its entirety, the following provisions will apply:

17.7.1.1 Except as otherwise set forth in this Section 17.7 or Section 17.8, all rights, licenses, and obligations of the Parties hereunder shall immediately terminate.

17.7.1.2 Except in the event of a termination by Fresenius pursuant to (a) Section 17.3.1.1 or (b) Section 17.5 as the result of a withdrawal of Regulatory Approval by a Regulatory Authority for the Distribution Product that occurs as a result of or is based upon a Safety Concern, effective upon the effective date of termination or expiration, Fresenius shall, and hereby does, grant to Humacyte a perpetual, irrevocable, royalty-free, non-exclusive, sublicensable (through multiple tiers) license under the Fresenius Technology to Exploit the Distribution Product in the Terminated Territory, solely (i) to the extent used in and necessary for the Exploitation of the Distribution Product in the Terminated Territory on the effective date of such termination or expiration and (ii) as the Distribution Product exists in the Terminated Territory on the effective date of such termination or expiration (it being understood that with respect to any such Fresenius Technology that is in-licensed by Fresenius or any of its Affiliates, Humacyte will be responsible for any payments due to a Third Party with respect thereto and Humacyte’s rights thereunder will be subject to the terms and conditions of the applicable Third Party agreement and Humacyte agreeing to be bound thereby).

17.7.1.3 Except in the event of a termination by Fresenius pursuant to (a) Section 17.3.1.1 (b) Section 17.5 as the result of a withdrawal of Regulatory Approval by a Regulatory Authority for the Distribution Product that occurs as a result of or is based upon a Safety Concern, Fresenius shall, and hereby does effective as of the effective date of termination or expiration, assign to Humacyte all of Fresenius’ right, title and interest in and to all Regulatory Materials owned or Controlled by Fresenius, or held on trust by Fresenius for the benefit of Humacyte pursuant to Section 6.1, to the extent applicable to the Distribution Product, and Fresenius shall cause any and all Related Parties of Fresenius to assign to Humacyte any such Regulatory Materials then owned or Controlled by such Related Parties; provided that Fresenius will retain rights under such Regulatory Materials to the extent necessary for Fresenius to exercise its rights under Section 17.7.1.4 or to exercise its rights with respect to any other product, process or service that is the subject of any such Regulatory Materials.

17.7.1.4 Each Selling Party may continue to sell its existing inventory of Distribution Product until Fresenius’ completion of the transfer of Regulatory Materials pursuant to Section 17.7.3.2(a) and such Selling Party’s completion of performance under all then-existing contracts with Third Parties for the Commercialization of the Distribution Product. If Fresenius completes the transfer of Regulatory Materials pursuant to Section 17.7.3.2(a) prior to the sale of all of the Selling Parties’ inventories of Distribution Product, then Fresenius shall, and shall cause each applicable Selling Party to return to Humacyte [***] all of such inventories.

17.7.1.5 Except in the event of a termination by Fresenius pursuant to (a) Section 17.3.1.1 or (b) Section 17.5 as the result of a withdrawal of Regulatory Approval by a Regulatory Authority for the Distribution Product that occurs as a result of or is based upon a Safety Concern, upon Humacyte’s request, Fresenius will, subject to any obligations of confidentiality, provide Humacyte with a list of all customers with whom Fresenius had an active supply agreement for Distribution Product in effect immediately prior to the termination or expiration of this Agreement.

17.7.1.6 Subject to any Confidential Information required to be retained to exercise rights or satisfy obligations under this Agreement, each Party will destroy all Confidential Information of the other Party that is in such Party’s possession; provided that neither Party will be obligated to destroy Confidential Information of the other Party contained in such Party’s secure computer backup systems that was made in accordance with such Party’s standard procedures for computer backups.

17.7.1.7 In no event may Humacyte sell any Distribution Product marked with an NDC or CE mark, or similar mark or labeler code, obtained by or on behalf of Fresenius.

17.7.1.8 The Parties will enter into a Transition Agreement in accordance with Section 17.7.3.

17.7.2 Application of Section 17.7.1 to the Terminated Territory. In the event of expiration or termination of this Agreement with respect to a country (but not all countries), Section 17.7.1 will apply as necessary to give effect to Section 17.7 with respect to the Terminated Territory while continuing to give effect to the rest of this Agreement with respect to all other countries in the Territory.

17.7.3 Transition Agreement.

17.7.3.1 In the event of an expiration or termination of this Agreement, whether in its entirety or solely with respect to a country, Humacyte and Fresenius will negotiate in good faith the terms and conditions of a written transition agreement (a “Transition Agreement”) pursuant to which Fresenius and Humacyte will effectuate and coordinate a smooth and efficient transition of relevant obligations and rights to Humacyte as reasonably necessary for Humacyte to Exploit the Distribution Product in the Terminated Territory after such expiration or termination to the extent set forth in this Section 17.7.3.

17.7.3.2 The Transition Agreement will provide that Fresenius will:

(a)	where permitted by Laws and solely to the extent required by Sections 17.7.1.3 and 17.7.2, transfer to Humacyte all of its right, title, and interest in all Regulatory Materials;

(b)	notify the applicable Governmental Authorities and take any other action reasonably necessary to effect the transfer set forth in Section 17.7.3.2(a);

(c)	unless expressly prohibited by any Governmental Authority, at Humacyte’s written request, transfer control to Humacyte of all Clinical Studies being conducted by Fresenius in or for the Terminated Territory as of the effective date of termination or expiration and continue to conduct such Clinical Studies for up to [***] to enable such transfer to be completed without interruption of any such Clinical Study; provided that (i) Humacyte shall [***] and (ii) with respect to each Clinical Study for which such transfer is expressly prohibited by the applicable Governmental Authority, if any, Fresenius shall, upon Humacyte’s written request, [***]

(d)	except in the event of a termination by Fresenius pursuant to (a) Section 17.3.1.1 or (b) Section 17.5 as the result of a withdrawal of Regulatory Approval by a Regulatory Authority for the Distribution Product in the Field in the Territory that occurs as a result of or is based upon a Safety Concern, at Humacyte’s request, assign (or cause its Affiliates to assign) to Humacyte any or all agreements with any Third Party for the conduct of pre-clinical development activities or Clinical Studies for the Distribution Product in or for the Terminated Territory, including agreements with contract research organizations, clinical sites, and investigators, unless, with respect to any such agreement, such agreement expressly prohibits such assignment [***] and

(e)	adhere, for purposes of the Transition Agreement, to obligations substantially equivalent to those set forth in Section 18.15.

17.8 Survival. In addition to the termination consequences set forth in Section 17.7, those provisions that by their terms or intended effect survive the expiration or termination of this Agreement shall so survive any expiration or termination of this Agreement and, in addition and without limiting the foregoing, the following provisions shall survive expiration or termination of this Agreement for any reason: Sections 1, 10.2.4, 12.1.3, 13, 14.6.4 (but only with respect to amounts due to Third Parties), 14.6.5 (but only with respect to amounts due to Third Parties), 14.6.10, 15, 16.2.3, 16.3.1, 16.4.3, 16.10 and 18. Expiration or termination of this Agreement for any reason will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity, with respect to any breach of this Agreement. For the avoidance of doubt, termination of this Agreement will not affect any SDEA, which will continue to survive so long as any Distribution Product is being Commercialized.

18. MISCELLANEOUS.

18.1 Assignment.

18.1.1 In General. Except as expressly provided in this Agreement, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be delegated, assigned or transferred, by either Party without the written consent of the other Party. Notwithstanding the foregoing, either Party may, without the other Party’s written consent, assign this Agreement and its rights and obligations hereunder in whole to a party that acquires, by or otherwise in connection with, merger, sale of assets, or otherwise, all or substantially all of the business of the assigning Party to which the subject matter of this Agreement relates. The assigning Party will remain responsible for the performance by its assignee of any obligation hereunder so assigned. Any purported assignment in violation of this Section 18.1.1 will be null, void, and of no legal effect.

18.1.2 Certain Exclusions of Prior IP of Assignees and Acquirers.

18.1.2.1 With Respect to Fresenius. The rights to Patents, Know-How or Regulatory Materials (a) Controlled by a Third Party permitted assignee of Fresenius, which Patents, Know-How or Regulatory Materials were Controlled by such assignee immediately prior to such assignment, or (b) Controlled by an Affiliate of Fresenius who becomes an Affiliate through any Change of Control of Fresenius, which Patents, Know-How or Regulatory Materials were Controlled by such Affiliate immediately prior to such Change of Control, in each case, (a) and (b), shall, except to the extent Fresenius, such assignee, or such Affiliate actually uses or practices such Patents, Know-How or Regulatory Materials in or with respect to any Distribution Product, [***].

18.1.2.2 With Respect to Humacyte. The rights to Patents, Know-How or Regulatory Materials (a) Controlled by a Third Party permitted assignee of Humacyte, which Patents, Know-How or Regulatory Materials were Controlled by such assignee immediately prior to such assignment, or (b) Controlled by an Affiliate of Humacyte who becomes an Affiliate through any Change of Control of Humacyte, which Patents, Know-How or Regulatory Materials were Controlled by such Affiliate immediately prior to such Change of Control, in each case, (a) and (b), shall, except to the extent Humacyte, such assignee, or such Affiliate actually uses or practices such Patents, Know-How or Regulatory Materials in or with respect to any Distribution Product or Additional Product, [***]. The rights to Patents, Know-How or Regulatory Materials Controlled by any Person who is an Affiliate of Humacyte purely as a financial investor in Humacyte, or any Person that is Affiliated with any such Person but is not otherwise Affiliated with Humacyte, shall not by virtue of such Affiliation be deemed for purposes of this Agreement to be Controlled by Humacyte or an Affiliate of Humacyte and [***].

18.2 Governing Law. This Agreement will be construed and the respective rights of the Parties determined in accordance with the substantive Laws of the State of Delaware and the patent Laws of the relevant jurisdiction, notwithstanding any Laws governing conflicts of Laws to the contrary.

18.3 Dispute Resolution.

18.3.1 Disputes. Except as otherwise expressly set forth in this Agreement, Disputes will be resolved pursuant to this Section 18.3.

18.3.2 Resolution by Executive Officers. In the event of any Dispute, either Party may give the other Party written notice thereof and the Parties will then seek to resolve such Dispute informally through good faith negotiation. If such Dispute is not so resolved on an informal basis within [***] from receipt of the written notice of a Dispute, then any Party may, by written notice to the other, have such Dispute referred to the Executive Officers (or their designee, which designee is required to have decision-making authority on behalf of such Party), who will attempt to resolve such Dispute by good faith negotiation and consultation for a [***] period following receipt of such written notice. Except as otherwise set forth in this Agreement, a Party may, in its sole discretion, seek resolution of any and all Disputes that are not resolved under this Section 18.3.2 in accordance with Section 18.3.3.

18.3.3 Litigation. Any unresolved Dispute that was subject to Section 18.3.2 must be brought exclusively in any state or federal court sitting within the State of Delaware or in the Court of Chancery of the State of Delaware, and in no other jurisdiction. Each Party hereby consents to personal jurisdiction and venue in, and agrees to service of process issued or authorized by, any such court.

18.3.4 Jurisdiction. Each Party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts sitting within the State of Delaware or in the Court of Chancery of the State of Delaware for the purpose of any and all unresolved Disputes which were subject to Section 18.3.2, (b) hereby waives to the extent not prohibited by Laws, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts in such jurisdiction should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, application may be made to any court of competent jurisdiction with respect to the enforcement of any judgment or award.

18.3.5 Injunctive Relief. Notwithstanding the foregoing, in the event of an actual or threatened breach hereunder, the aggrieved Party may seek equitable relief (including restraining orders, specific performance or other injunctive relief) in any court or other forum, without first submitting to the dispute resolution procedures set forth in Section 18.3.2.

18.3.6 Waiver of Right to Jury Trial. IN CONNECTION WITH THE PARTIES’ RIGHTS UNDER SECTION 18.3.3, EACH PARTY, TO THE EXTENT PERMITTED BY APPLICABLE LAWS, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES. THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

18.3.7 Confidentiality. Any and all activities conducted under this Section 18.3, including any and all non-public proceedings and decisions under Section 18.3.3, will be deemed Confidential Information of each of the Parties, and will be subject to the terms of Section 13.

18.3.8 Expedited Arbitration. Notwithstanding Section 18.3.3, following the negotiations and consultations contemplated by Section 18.3.2 any Dispute (a) [***] (b) [***] and (c) any other matter agreed upon the Parties for resolution pursuant to this Section 18.3.8, in each case ((a)-(c)), shall be referred, and the Parties may agree to refer any other Dispute, to expedited arbitration (an “Expedited Dispute”) to the exclusion in respect of such Dispute of the procedures contemplated in Section 18.3.3. In such case, the Parties will follow the expedited dispute resolution process in this Section 18.3.8 (and not the litigation process in Section 18.3.3) (“Expedited Arbitration”). The Expedited Dispute will be submitted to fast-track, binding arbitration in accordance with the following:

18.3.8.1 Arbitration will be conducted in New York, New York under the rules of the AAA for the resolution of commercial disputes in the most expedited manner permitted by such rules. The Parties will appoint a single arbitrator to be selected by mutual agreement. If the Parties are unable to agree on an arbitrator, the Parties will request that the AAA select the arbitrator. The arbitrator will be a [***]. Except in a proceeding to enforce the results of the arbitration or as otherwise required by Laws, neither Party nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written agreement of the other Party or the Parties, as applicable.

18.3.8.2 Within [***] after such matter is referred to arbitration, each Party will provide the arbitrator with a position as to the resolution of the matter that is the subject of the Expedited Dispute and written memorandum in support of its position regarding the Expedited Dispute, as well as any documentary evidence it wishes to provide in support thereof (each, a “Brief”) and the arbitrator will provide each Party’s Brief to the other Party after it receives it from each Party. Each Brief will be limited to [***].

18.3.8.3 Within [***] after a Party submits its Brief, the other Party will have the right to respond in writing thereto. The response (such response will be limited to [***]) and any material in support thereof will be provided to the arbitrator and the other Party.

18.3.8.4 The arbitrator will have the right to meet with the Parties as necessary to inform the arbitrator’s determination and to perform independent research and analysis. [***] Within [***] after the receipt by the arbitrator of both Parties’ responses (or expiration of the [***] period if any Party fails to submit a response), then the arbitrator will deliver his/her decision regarding the Expedited Dispute in writing. [***]

18.3.9 Tolling. The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches), as well as all time periods in which a Party must exercise rights or perform obligation hereunder, will be tolled once any dispute resolution procedures set forth in this Section 18.3 (including, for clarity, any Expedited Arbitration) initiated in good faith have been initiated and for so long as such dispute resolution procedures are pending, and the Parties will cooperate in taking all actions reasonably necessary to achieve such a result. In addition, during the pendency of any Dispute under this Agreement initiated in good faith before the end of any applicable cure period, including under Section 17.3, (a) this Agreement will remain in full force and effect, (b) the provisions of this Agreement relating to termination for material breach with respect to such Dispute will not be effective, (c) the time periods for cure under [***] as to any termination notice given prior to the filing of a complaint or the initiation of arbitration, as the case may be, will be tolled, (d) any time periods to exercise rights or perform obligations will be tolled; and (e) neither Party will issue a notice of termination pursuant to this Agreement based on the subject matter of the litigation or arbitration, as the case may be, in each case ((a) – (e)), until the applicable court or arbitral tribunal has confirmed the material breach and the existence of the facts claimed by a Party to be the basis for the asserted material breach; provided that if such breach can be cured by (i) the payment of money, then the defaulting Party will have an additional [***] after its receipt of the court’s or arbitral tribunal’s, as the case may be, decision to pay such amount, or (ii) the taking of specific remedial actions, the defaulting Party will have a commercially reasonable period to diligently undertake and complete such remedial actions within such commercially reasonable period or any specific timeframe established by such court’s or arbitral tribunal’s decision before any such notice of termination can be issued. Further, with respect to any time periods that have run during the pendency of the Dispute, the applicable Party will have a commercially reasonable period of time or any specific timeframe established by such court’s or arbitral tribunal’s decision to exercise any rights or perform any obligations affected by the running of such time periods.

18.4 Entire Agreement; Amendments. This Agreement (including Schedules attached hereto), together with the SDEA and the Quality Agreements, contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral, including, effective as of the Effective Date, that Mutual Non-Disclosure Agreement between the Parties dated as of October 3, 2017 (provided that all information disclosed or exchanged under such agreement will be treated as Confidential Information hereunder). This Agreement may be amended, or any term hereof modified, only by a written instrument duly-executed by authorized representatives of both Parties.

18.5 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties will substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions, which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalid, illegal or unenforceable nature of one or several provisions of this Agreement will not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.

18.6 Headings. The captions to the Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Sections hereof.

18.7 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.

18.8 Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa); (b) the words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation” and will not be interpreted to limit the provision to which it relates; (c) the word “shall” will be construed to have the same meaning and effect as the word “will”; (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (e) any reference herein to any Person will be construed to include the Person’s successors and assigns; (f) the words “herein,” “hereof,” and “hereunder,” and words of similar import, will be construed to refer to this Agreement in each of their entirety, as the context requires, and not to any particular provision hereof; (g) all references herein to Sections or Schedules will be construed to refer to sections or schedules of this Agreement, and references to this Agreement include the Schedules hereto; (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement; (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging); (j) references to any specific Laws, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor Laws, rule or regulation thereof; (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”; and (l) unless otherwise specified, “day” means a calendar day.

18.9 No Implied Waivers; Rights Cumulative. No failure on the part of a Party to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at Law or in equity or otherwise, will impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor will any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

18.10 Notices. All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally, sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Fresenius, to:	Fresenius Medical Care Holdings, Inc.

920 Winter Street

Waltham, MA 02451

Attention: President of RTG

With a copy to:	Fresenius Medical Care Holdings, Inc.

920 Winter Street

Waltham, MA 02451

Attention: General Counsel

With a copy to:	Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: Kingsley L. Taft, Esq.

If to Humacyte, to:	Humacyte, Inc.

2525 East North Carolina Highway 54

Durham, North Carolina 27713-2201

Attention: Chief Financial Officer

With a copy to:	Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001

Attention: Kerry S. Burke

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given: (a) when delivered if personally delivered on a Business Day (or if delivered on a non-Business Day, then on the next Business Day); (b) on the Business Day of receipt if sent by overnight courier (or if received on a non-Business Day, then on the next Business Day); or (c) on the Business Day of receipt if sent by mail (or if received on a non-Business Day, then on the next Business Day).

18.11 Compliance with Export Regulations. Neither Party will export any technology licensed to it by the other Party under this Agreement except in compliance with United States export Laws and regulations.

18.12 Force Majeure. Neither Party will be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts, or other labor disturbances, fire, earthquakes, floods, or other acts of God. The affected Party will notify the other Party of such force majeure circumstances as soon as reasonably practical, and will promptly undertake all reasonable efforts necessary to cure such force majeure circumstances and resume performance of its obligations hereunder.

18.13 Independent Parties. It is expressly agreed that the Parties will be independent contractors and that, except as otherwise required by Laws, the relationship between the Parties will not constitute a partnership (including for United States federal Tax purposes), joint venture, or agency. Humacyte will not have the authority to make any statements, representations, or commitments of any kind, or to take any action, that will be binding on Fresenius, without the prior written consent of Fresenius, and Fresenius will not have the authority to make any statements, representations, or commitments of any kind, or to take any action, that will be binding on Humacyte, without the prior written consent of Humacyte.

18.14 Counterparts. This Agreement may be executed in two or more counterparts, including by facsimile or PDF signature pages, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

18.15 Further Assurances. The Parties agree to reasonably cooperate with each other in connection with any actions required to be taken as part of their respective obligations under this Agreement, and will (a) furnish to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things (including working collaboratively to correct any clerical, typographical, or other similar errors in this Agreement), all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement.

18.16 Performance by Affiliates. Each Party acknowledges and accepts that the other Party may exercise its rights and perform its obligations (including granting or continuing licenses and other rights) under this Agreement either directly or through one or more of its Affiliates; it being recognized that Fresenius’ Renal Therapies Group may not promote any off-label use of the Distribution Product. A Party’s Affiliates will have the benefit of all rights (including all licenses and other rights) of such Party under this Agreement. Accordingly, in this Agreement “Fresenius” will be interpreted to mean “Fresenius or its Affiliates” and “Humacyte” will be interpreted to mean “Humacyte or its Affiliates” where necessary to give each Party’s Affiliates the benefit of the rights provided to such Party in this Agreement and the ability to perform its obligations (including granting or continuing licenses and other rights) under this Agreement; provided, however, that in any event each Party will remain responsible for the acts and omissions, including financial liabilities, of its Affiliates. In no event will the knowledge of one Affiliate of a Party be imputed or attributed to such Party or another Affiliate of such Party.

18.17 Binding Effect; No Third Party Beneficiaries. As of the Effective Date, this Agreement will be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Except as expressly set forth in this Agreement, no Person other than the Parties and their respective Affiliates and permitted assignees hereunder will be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

18.18 Use of Third Party Services.

18.18.1 By Humacyte. Except as otherwise expressly prohibited by this Agreement (including by the scope of the license rights granted to Humacyte) Humacyte may utilize the services of Third Parties to exercise its rights or perform its obligations under this Agreement; provided that (a) Humacyte will require that each such Third Party operates in a manner consistent with the terms of this Agreement, and (b) Humacyte will remain at all times fully liable for its responsibilities under this Agreement and for the acts and omissions of such Third Party in connection with this Agreement. Humacyte will ensure that any agreement entered into by Humacyte and such Third Party after the Effective Date provides for an appropriate assignment or exclusive license to Humacyte, as Humacyte may determine in its reasonable discretion, of any Know-How or Patents that are developed by such Third Party in the performance of its obligations under such agreement and are necessary to Exploit the Distribution Product in the Field in the Territory. Humacyte will be solely responsible for direction of and communications with such Third Party, and Humacyte will provide Fresenius through the JSC with reasonably detailed updates regarding any such activities from time to time.

18.18.2 By Fresenius. Except as otherwise expressly prohibited by this Agreement (including by Section 9.1.2.1), Fresenius may utilize the services of Third Parties to exercise its rights or perform its obligations under this Agreement; provided that (a) Fresenius will require that each such Third Party operates in a manner consistent with the terms of this Agreement, and (b) Fresenius will remain at all times fully liable for its responsibilities under this Agreement and for the acts and omissions of such Third Party in connection with this Agreement. Fresenius will ensure that any agreement entered into by Fresenius and such Third Party after the Effective Date (i) includes confidentiality and non-use provisions that are no less stringent than those set forth in Section 13.1 (but of duration customary in confidentiality agreements entered into for a similar purpose); and (ii) provides for an appropriate assignment or exclusive license to Fresenius, as Fresenius may determine in its reasonable discretion, of any Know-How or Patents that are developed by such Third Party in the performance of its obligations under such agreement and are necessary to Exploit the Distribution Product in the Field in the Territory. Fresenius will be solely responsible for direction of and communications with such Third Party, and Fresenius will provide Humacyte through the JSC with reasonably detailed updates regarding any such activities from time to time.

[THE REMAINDER OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Fresenius Medical Care Holdings, Inc.		Humacyte, Inc.

BY:	/s/ William J. Valle	BY:	/s/ Paul A. Boyer

NAME:	William J. Valle	NAME:	Paul A. Boyer

TITLE:	Chief Executive Officer of FMCNA	TITLE:	Chief Financial Officer

[Signature Page for Distribution Agreement]

Schedule 9.4.2

[***]

Schedule 10.1

COGS

I. “COGS” means Humacyte’s average cost of Manufacturing the Distribution Product. COGS includes [***].

For such purposes:

[***]

Schedule 14.2.1

Humacyte Patents

[***]

Schedule 14.2.1

Humacyte In-Licenses

[***]